                                                                  Exhibit (a)(1)

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                         CONTINUUS SOFTWARE CORPORATION
                                       AT

                              $3.46 NET PER SHARE

                                       BY

                       RAINDROP ACQUISITION CORPORATION,
                           A WHOLLY OWNED SUBSIDIARY

                                OF TELELOGIC AB

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, NOVEMBER 28, 2000, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES (THE "SHARES") OF COMMON STOCK, PAR VALUE $.001, OF CONTINUUS SOFTWARE CORPORATION ("CONTINUUS") THAT REPRESENTS AT LEAST A MAJORITY OF THE SUM OF (A) THE OUTSTANDING SHARES AND (B) THE SHARES ISSUABLE UPON THE CONVERSION OR EXERCISE OF CONVERTIBLE SECURITIES AND STOCK OPTIONS THAT (X) WILL BECOME EXERCISABLE IN ACCORDANCE WITH THEIR TERMS (WITHOUT REGARD TO ANY ACCELERATION PROVISIONS) PRIOR TO THE SIX MONTH ANNIVERSARY OF THE MERGER AGREEMENT AND (Y) HAVE A CONVERSION OR EXERCISE PRICE EQUAL TO OR LESS THAN $3.46 PER SHARE AS OF THE DATE THE SHARES ARE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER; AND (II) THE EXPIRATION OR TERMINATION OF ANY AND ALL WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENT ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER. THE OFFER IS ALSO SUBJECT TO OTHER CONDITIONS. SEE SECTION 15.

     THE OFFER IS BEING MADE IN CONNECTION WITH THE AGREEMENT AND PLAN OF MERGER, DATED AS OF OCTOBER 25, 2000 (THE "MERGER AGREEMENT"), AMONG TELELOGIC AB ("TELELOGIC"), RAINDROP ACQUISITION CORPORATION (THE "PURCHASER"), A WHOLLY OWNED SUBSIDIARY OF TELELOGIC, AND CONTINUUS. THE BOARD OF DIRECTORS OF CONTINUUS (I) DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER DESCRIBED HEREIN ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF CONTINUUS,
(II) APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE SUBSEQUENT MERGER OF THE PURCHASER WITH AND INTO CONTINUUS, AS A RESULT OF WHICH CONTINUUS WILL BECOME A WHOLLY OWNED SUBSIDIARY OF TELELOGIC, AND (III) UNANIMOUSLY RECOMMENDS THAT CONTINUUS' STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER AND APPROVE AND ADOPT THE MERGER AGREEMENT.

                                   IMPORTANT

     Any stockholder of Continuus wishing to tender Shares in the Offer must (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to the Depositary (as defined herein), together with certificates representing the Shares tendered. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if such stockholder wishes to tender such Shares.

     Any stockholder of Continuus who wishes to tender Shares and cannot deliver certificates representing such Shares and all other required documents to the Depositary on or prior to the Expiration Date (as defined herein), may tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3.

     Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents.

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
SUMMARY TERM SHEET..........................................       1
INTRODUCTION................................................       5
THE TENDER OFFER............................................       7
   1.  Terms of the Offer...................................       7
   2.  Acceptance for Payment and Payment for Shares........       8
   3.  Procedures for Accepting the Offer and Tendering
     Shares.................................................       9
   4.  Withdrawal Rights....................................      12
   5.  Certain United States Federal Income Tax
     Consequences...........................................      12
   6.  Price Range of Shares................................      13
   7.  Certain Information Concerning Continuus.............      13
   8.  Certain Information Concerning Telelogic and the
     Purchaser..............................................      17
   9.  Source and Amount of Funds...........................      18
  10. Background of the Offer; Past Contacts or Negotiations
     with Continuus.........................................      18
  11. The Merger Agreement; Other Arrangements..............      20
  12. Purpose of the Offer; Plans for Continuus.............      30
  13. Certain Effects of the Offer..........................      32
  14. Dividends and Distributions...........................      33
  15. Certain Conditions of the Offer.......................      33
  16. Certain Legal Matters; Regulatory Approvals...........      35
  17. Dissenters' Rights....................................      37
  18. Fees and Expenses.....................................      37
  19. Miscellaneous.........................................      38
SCHEDULE I
Directors and Executive Officers of Telelogic and the
  Purchaser.................................................     I-1
SCHEDULE II
Section 262 of the Delaware General Corporate Law relating
  to the rights of dissenting Continuus stockholders........    II-1

                               SUMMARY TERM SHEET

     The Purchaser is offering to purchase all of the outstanding shares of common stock of Continuus Software Corporation for $3.46 per share in cash. The following are some of the questions you may have, as a stockholder of Continuus, and answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase and the enclosed Letter of Transmittal because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

WHO IS OFFERING TO BUY MY SECURITIES?

     We are a wholly owned subsidiary of Telelogic AB, a company formed under the laws of Sweden. Our name is Raindrop Acquisition Corporation, a Delaware corporation. We were formed for the sole purpose of entering into a business combination transaction with Continuus and have carried on no activities other than in connection with the acquisition of Continuus. Telelogic is a software company providing tools, services and components for real-time systems software development. See the "Introduction" to this Offer to Purchase and Section 8.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

     We are seeking to purchase all of the outstanding shares of common stock of Continuus. See the "Introduction" to this Offer to Purchase and Section 1.

HOW MUCH ARE YOU OFFERING TO PAY? WHAT IS THE FORM OF PAYMENT? WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

     We are offering to pay $3.46 per share, net to you, in cash. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction" to this Offer to Purchase.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

     Telelogic will loan to us all funds necessary to purchase the shares validly tendered and not withdrawn in the offer as well as the shares converted into cash in our merger with Continuus, which is expected to follow the successful completion of the offer in accordance with the terms and conditions of the merger agreement. Telelogic will obtain the funds necessary to loan to us from the sale of its common stock. The offer is not contingent upon us or Telelogic obtaining financing. See Section 9.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

     We do not think our financial condition is relevant to your decision whether to tender in the offer because the form of payment consists solely of cash. We have arranged for our funding to come from a loan from Telelogic which will, in turn, obtain funds from a sale of its common stock. See Section 9.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

     You will have at least until 5:00 p.m., New York City time, on Tuesday, November 28, 2000, to tender your shares in the offer. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Sections 1 and 3.

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

     We have agreed in the merger agreement that:

     - Without the consent of Continuus, we may extend the offer beyond the scheduled expiration date if at that date any of the conditions to our obligation to accept for payment and to pay for the shares are not satisfied or, to the extent permitted by the merger agreement, waived. Any such extension will not extend beyond the fortieth business day following the date of the merger agreement or such fewer number of days that we reasonably believe is necessary to cause the conditions of the offer to be satisfied.

     - Without the consent of Continuus, we may generally extend the offer for any period required by any rule, regulation or interpretation of the SEC applicable to the offer.

     - If all conditions to the offer have been satisfied or waived, we may extend the offer for up to 20 business days in an effort to obtain the tender of at least 90% of the outstanding shares, provided that we must accept for payment and pay for all shares validly tendered and not withdrawn at such time (which shares may not thereafter be withdrawn).

     See Section 1 of this Offer to Purchase for more details on our ability to extend the offer.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

     If we extend the offer, we will inform Wells Fargo Bank (the depositary for the offer) of that fact and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See Section 1.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

     - The number of shares validly tendered and not withdrawn before the expiration date of the offer must represent at least a majority of the
       (A) the outstanding shares and (B) the shares issuable upon the conversion or exercise of convertible securities and stock options that
       (x) will become exercisable in accordance with their terms (without regard to any acceleration provisions) prior to the six month anniversary of the merger agreement and (y) have a conversion or exercise price equal to or less than $3.46 per share. We call this condition the "minimum condition."

     - The receipt of approvals required by, or the expiration or termination of the applicable waiting periods under, the United States antitrust and competition laws.

     - We are not obligated to purchase shares that are validly tendered if, among other things, there is a material adverse change in Continuus or its business.

     The offer is also subject to a number of other conditions. We can waive some of the conditions to the offer without Continuus' consent; however, we cannot waive the minimum condition or the condition regarding United States antitrust and competition laws. See Section 15.

HOW DO I TENDER MY SHARES?

     To tender shares, you must deliver the certificates representing your shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to Wells Fargo Bank, the depositary for the offer, not later than the time the offer expires. The Letter of Transmittal is attached to this Offer to Purchase. If your shares are held in street name, the shares can be tendered by your nominee through The Depository Trust Company. If you are unable to deliver any required document or instrument to the depositary by the expiration of the offer, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible institution guarantee that the missing items will be received by the depositary by using the attached Notice of Guaranteed Delivery. For the tender to be valid, however, the depositary must receive the missing items within the time period specified in the notice. See Section 3.

UNTIL WHAT TIME MAY I WITHDRAW PREVIOUSLY TENDERED SHARES?

     You may withdraw shares at any time until the offer has expired and, if we have not accepted your shares for payment by Friday, December 29, 2000, you may withdraw them at any time after that date until we accept shares for payment. See Section 4.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

     To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the shares. See Section 4.

WHAT DOES THE CONTINUUS BOARD OF DIRECTORS RECOMMEND REGARDING THE OFFER?

     We are making the offer pursuant to the merger agreement, which has been approved by the board of directors of Continuus. The board of directors of Continuus (1) determined that the terms of the offer and the merger are fair to and in the best interests of the stockholders of Continuus, (2) approved the merger agreement and the transactions contemplated thereby, including the offer and the merger, and (3) unanimously recommends that Continuus' stockholders accept the offer and tender their shares pursuant to the offer and approve and adopt the merger agreement. See the "Introduction" to this Offer to Purchase.

WILL THE DIRECTORS AND EXECUTIVE OFFICERS OF CONTINUUS TENDER THEIR SHARES IN THE OFFER?

     Yes. The members of the board of directors of Continuus, their affiliates and the executive officers of Continuus have all agreed to tender their shares pursuant to the offer. Each entered into a tender agreement with Telelogic and the Purchaser pursuant to which they agreed to tender and sell all shares owned by them to the Purchaser in accordance with the terms of the offer. These individuals and their affiliated entities own an aggregate of 3,886,527 shares or 35% of Continuus' shares outstanding on October 23, 2000. See Section 11 -- "The Tender Agreement."

IF THE TENDER OFFER IS COMPLETED, WILL CONTINUUS CONTINUE AS A
PUBLIC COMPANY?

     No. Following the purchase of shares in the offer, we expect to consummate the merger. If the merger takes place, Continuus no longer will be publicly owned. Even if for some reason the merger does not take place, if we purchase all of the tendered shares, there may be so few remaining stockholders and publicly held shares that Continuus common stock will no longer be eligible to be traded through Nasdaq; there may not be a public trading market for Continuus common stock; and Continuus may cease making filings with the SEC or otherwise cease being required to comply with the SEC rules relating to publicly held companies. See Section 13.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL OF THE CONTINUUS SHARES ARE NOT TENDERED IN THE OFFER?

     Yes, unless the conditions to the merger are not satisfied or waived. If we accept for payment and pay for at least such number of shares that represents the minimum condition, we intend to merge with and into Continuus. If that merger takes place, the Purchaser will own all of the shares of Continuus and all remaining stockholders of Continuus, (other than Continuus stockholders who properly exercise dissenters' rights) will receive $3.46 per share in cash (or any higher price per share that is paid in the offer). See the "Introduction" to this Offer to Purchase. See also Section 11 for a description of the conditions to the merger.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

     If the merger described above takes place, stockholders not tendering in the offer will receive the same amount of cash per share that they would have received had they tendered their shares in the offer, unless they perfect dissenters' rights under Delaware law. Therefore, if the merger takes place and you do not perfect dissenters' rights, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. If the merger does not take place, however, the number of stockholders and the number of shares of Continuus that are still in the hands of the public may be so small that there no longer will be an active public trading market (or, possibly, there may not be any public trading market) for Continuus common stock. Also, as described above, Continuus may cease making filings with the SEC or otherwise may not be required to comply with the SEC rules relating to publicly held companies. See the "Introduction" and Section 13 of this Offer to Purchase.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

     On Tuesday, October 24, 2000, the last trading day before we announced the execution of the merger agreement, the last sale price of Continuus common stock reported on the Nasdaq was $2.69 per share. On Friday, October 27, 2000, the last trading day before we commenced the offer, the last sale price of Continuus common stock reported on the Nasdaq was $3.34. We encourage you to obtain a recent quotation for shares of Continuus common stock in deciding whether to tender your shares. See Section 6.

WILL I HAVE APPRAISAL RIGHTS?

     No appraisal rights are available in connection with the offer. However, if the merger is consummated, holders of shares that were not accepted for payment and paid for by us in the offer will have certain rights pursuant to the provisions of Section 262 of the Delaware General Corporation Law, or DGCL, to dissent and demand appraisal of their shares. Under Section 262 of the DGCL, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of the shares could be based upon factors other than, or in addition to, the price per share to be paid in the merger or the market value of the shares. The value so determined could be more or less than the price per share to be paid in the merger. See Section 17 and Annex II to this Offer to Purchase for a more full discussion and the complete text of Section 262 of the DGCL.

WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF TENDERING SHARES?

     The receipt of cash for shares pursuant to the offer or the merger will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign income tax purposes as well. In general, a stockholder who sells shares pursuant to the offer or receives cash in exchange for shares pursuant to the merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the shares sold pursuant to the offer or exchanged for cash pursuant to the merger. If the shares sold or exchanged constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss. In general, capital gains recognized by an individual will be subject to a maximum United States federal income tax rate of 20% if the shares were held for more than one year, and if held for one year or less they will be subject to tax at ordinary income tax rates. See Section 5.

WHO SHOULD I CALL IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

     You may call D.F. King & Co. at (800) 714-3311 (toll free). D.F. King & Co. is acting as the information agent for our tender offer. See the back cover of this Offer to Purchase.

     To the Holders of Shares of Common Stock of Continuus Software Corporation:

                                  INTRODUCTION

     Raindrop Acquisition Corporation (the "Purchaser"), a Delaware corporation and wholly owned subsidiary of Telelogic AB ("Telelogic"), a company organized under the laws of Sweden, hereby offers to purchase all outstanding shares of common stock, $.001 par value (the "Common Stock"), of Continuus Software Corporation, a Delaware corporation ("Continuus") (the shares of Common Stock are referred to as the "Shares"), at a price of $3.46 per Share, net to the seller in cash (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

     The Offer is being made pursuant to the Agreement and Plan of Merger dated as of October 25, 2000 (the "Merger Agreement") among Continuus, Telelogic and the Purchaser. The Merger Agreement provides that the Purchaser will be merged with and into Continuus (the "Merger") with Continuus continuing as the surviving corporation (the "Surviving Corporation") and a wholly owned subsidiary of Telelogic. Pursuant to the Merger Agreement, at the effective time of the Merger (the "Effective Time"), each Share outstanding immediately prior to the Effective Time (other than Shares owned by Continuus or Telelogic or any of their respective subsidiaries, all of which will be cancelled, and Shares held by Continuus stockholders who perfect dissenters' rights) will be converted into the right to receive $3.46 or any greater per Share price paid in the Offer in cash, without interest (the "Merger Consideration"). The Merger Agreement is more fully described in Section 11, which also contains a discussion of the treatment of stock options and restricted stock.

     Tendering stockholders who are record owners of their Shares and tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by the Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees. The Purchaser will pay all charges and expenses of Wells Fargo Shareowner Services, as depositary (the "Depositary"), and all charges and expenses of D.F. King & Co. as information agent (the "Information Agent"), incurred in connection with the Offer. See Section 18.

     The Board of Directors of Continuus (the "Continuus Board") has (1) determined that the terms of the Offer and the Merger are fair to and in the best interests of the stockholders of Continuus, (2) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (3) unanimously recommends that Continuus' stockholders accept the Offer and tender their shares pursuant to the Offer and approve and adopt the Merger Agreement.

     U.S. Bancorp Piper Jaffray, Continuus' financial advisor, has delivered to the Continuus Board its written opinion dated October 24, 2000, to the effect that, as of such date and based on and subject to the matters stated in such opinion, the consideration to be received by holders of Shares pursuant to the Merger Agreement is fair from a financial point of view to such holders. The full text of U.S. Bancorp Piper Jaffray's written opinion, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is included as an annex to Continuus' Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which is being mailed to stockholders concurrently herewith. Stockholders are urged to read the full text of such opinion carefully in its entirety.

     The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer and not withdrawn prior to the expiration date of the Offer that number of Shares that represents at least a majority of the sum of (A) the outstanding shares and (B) the shares issuable upon the conversion or exercise of convertible securities and stock options that
(x) will become exercisable in accordance with their terms (without regard to any acceleration provisions) prior to the six month anniversary of the Merger Agreement and (y) have a conversion or exercise price equal to or less than $3.46 per share

(the "Minimum Condition"). The Offer is also subject to the satisfaction of certain other conditions. See Section 15.

     Continuus has advised the Purchaser that, on October 23, 2000, 11,130,314 Shares were issued and outstanding, 80,216 Shares were issuable pursuant to Continuus' Employee Stock Purchase Plan and 1,179,329 Shares were issuable upon exercise or conversion of stock options, warrants and convertible securities that (a) will become exercisable in accordance with their terms (without regard to any acceleration provisions) prior to the six month anniversary of the Merger Agreement and (b) have a conversion price less than $3.46. Immediately prior to the commencement of the Offer, Telelogic and its subsidiaries owned no Shares. Accordingly, Telelogic and the Purchaser believe that the Minimum Condition would be satisfied if approximately 6,194,930 Shares were validly tendered and not withdrawn prior to the expiration of the Offer.

     In order to induce Telelogic and the Purchaser to enter into the Merger Agreement, certain stockholders of the Company (the "Significant Stockholders") consisting of its directors, executive officers and their affiliates, owning in the aggregate approximately 35% of the issued and outstanding Shares, have entered into the Tender and Stockholder Support Agreement, dated as of October 25, 2000 (the "Tender Agreement") with Telelogic and Purchaser pursuant to which the Significant Stockholders have (i) agreed to tender and sell their Shares to Purchaser pursuant to the Offer, (ii) agreed to vote such Shares in favor of the Merger and Merger Agreement and against any acquisition proposal other than the Merger and (iii) granted to Telelogic and certain officers of Telelogic an irrevocable proxy to vote such Shares in favor of the transactions contemplated by the Merger Agreement.

     The Merger Agreement provides that upon the purchase of the Shares pursuant to the Offer, the Purchaser is entitled to designate such number of directors, rounded up to the next whole number, as will give the Purchaser representation on Continuus' board of directors equal to the product of (i) the number of authorized directors on Continuus' board of directors (giving effect to the directors elected pursuant to this provision) and (ii) the percentage that the number of Shares purchased by the Purchaser or any of its affiliates bears to the aggregate number of Shares outstanding (the "Percentage"), and Continuus will, upon the request by the Purchaser, promptly increase the size of its board of directors and/or secure the resignations of the number of directors as is necessary to enable the Purchaser's designees to be elected to Continuus' board of directors and will cause the Purchaser's designees to be so elected. Notwithstanding the foregoing, the parties to the Merger Agreement will use their respective reasonable best efforts to ensure that at least three of the current members of the Continuus Board will at all times prior to the Effective Time remain directors of Continuus.

     The Merger is subject to the satisfaction or waiver of certain conditions, including, if required, the approval and adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Shares. If the Minimum Condition is satisfied, the Purchaser would have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder of Continuus, assuming that no Shares are issued upon conversion or exercise of stock options, warrants or convertible securities that have an exercise or conversion price above the Offer Price. Continuus has agreed, if required, to cause a meeting of its stockholders to be held as promptly as practicable following consummation of the Offer for the purpose of considering and taking action upon the approval and adoption of the Merger Agreement. The Purchaser has agreed to vote its Shares in favor of the approval and adoption of the Merger Agreement. See Section 11.

     This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

                                THE TENDER OFFER

1.  Terms of the Offer.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn as permitted under Section 4. The term "Expiration Date" means 5:00 p.m., New York City time, on Tuesday, November 28, 2000, unless the Purchaser, in accordance with the Merger Agreement, extends the period during which the Offer is open, in which event the term "Expiration Date" means the latest time and date on which the Offer, as so extended, expires.

     The Offer is conditioned upon the satisfaction of the Minimum Condition, the conditions related to United States antitrust and competition laws and the other conditions set forth in Section 15. Subject to the provisions of the Merger Agreement, the Purchaser may waive any or all of the conditions to its obligation to purchase Shares pursuant to the Offer (other than the Minimum Condition and conditions related to United States antitrust and competition laws). If by the initial Expiration Date or any subsequent Expiration Date any or all of the conditions to the Offer have not been satisfied or waived, subject to the provisions of the Merger Agreement, the Purchaser may elect to (i) terminate the Offer and return all tendered Shares to tendering stockholders,
(ii) waive all of the unsatisfied conditions (other than the Minimum Condition and conditions related to United States antitrust and competition laws) and, subject to any required extension, purchase all Shares validly tendered by the Expiration Date and not properly withdrawn or (iii) extend the Offer, provided that such extension may not be beyond the fortieth business day after the date of the Merger Agreement.

     The Purchaser will not make any change to the Offer without the prior written consent of Continuus that (i) decreases the price per Share payable in the Offer, (ii) reduces the maximum number of Shares to be purchased in the Offer, (iii) changes the form of consideration to be paid in the Offer, (iv) modifies or amends any of the conditions to the Offer set forth in Section 15,
(v) imposes conditions to the Offer in addition to the conditions set forth in
Section 15, (vi) waives or reduces the Minimum Condition, (vii) makes any other changes in the terms and conditions of the Offer that are in any manner adverse to the holders of Shares or (viii) except as provided below, extends the Offer.

     Subject to the terms of the Merger Agreement, the Purchaser may, without the consent of Continuus, (i) extend the Offer beyond the scheduled expiration date if any of the conditions to the Purchaser's obligation to accept for payment and to pay for the Shares are not satisfied or, to the extent permitted by the Merger Agreement, waived, (ii) extend the Offer for any period required by any rule, regulation or interpretation of the Securities and Exchange Commission (the "SEC") or its staff applicable to the Offer, other than Rule 14e-5 promulgated under the Exchange Act, or (iii) if all conditions to the Offer have been satisfied or waived, extend the Offer for up to 20 business days in an effort to obtain the tender of at least 90% of the outstanding shares, provided that Purchaser must accept for payment and pay for all Shares validly tendered and not withdrawn at that time. An extension described in clause (i) of the immediately preceding sentence of this paragraph will not extend beyond the fortieth business day following the date of the Merger Agreement.

     Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, (i) to terminate the Offer if any of the conditions set forth in Section 15 have not been satisfied and (ii) to waive any condition to the Offer (other than the Minimum Condition and the conditions related to the United States antitrust and competition laws) or otherwise amend the Offer in any respect, in each case by giving oral or written notice of such extension, termination, waiver or amendment to the Depositary and by making a public announcement thereof. If the Purchaser accepts for payment any Shares pursuant to the Offer, it will accept for payment all Shares validly tendered prior to the Expiration Date and not properly withdrawn, and will promptly pay for all Shares so accepted for payment.

     The rights reserved by the Purchaser by the preceding paragraph are in addition to the Purchaser's rights pursuant to Section 15. Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

     If the Purchaser extends the Offer or if the Purchaser is delayed in its acceptance for payment of or payment for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described herein under Section 4. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by (i) Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of such bidder's offer and (ii) the terms of the Merger Agreement, which require that the Purchaser pay for Shares that are tendered pursuant to the Offer as soon as practicable after the Offer.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer, other than a change in price, percentage of securities sought or inclusion of or changes to a dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten business days may be required to allow for adequate dissemination to stockholders. Accordingly, if, prior to the Expiration Date, the Purchaser increases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such tenth business day.

     Continuus has provided the Purchaser with Continuus' stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on Continuus' stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2.  Acceptance for Payment and Payment for Shares.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and the satisfaction or earlier waiver of all the conditions to the Offer set forth in Section 15, the Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn pursuant to the Offer as soon as it is permitted to do so under applicable law. Subject to the Merger Agreement and compliance with Rule 14e-1(c) under the Exchange Act, the Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law. See Section 16.

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) the certificates evidencing such Shares (the "Share Certificates") pursuant to the procedures set forth in Section 3, (2) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees and (3) any other documents required by the Letter of Transmittal.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights under Section 1 hereof, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4 and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will interest on the Offer Price for Shares be paid, regardless of any delay in making such payment.

     If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder as promptly as practicable following the expiration or termination of the Offer.

     The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transaction or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.  Procedures for Accepting the Offer and Tendering Shares.

     Valid Tenders. In order for a stockholder validly to tender Shares pursuant to the Offer, either (1) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and the Share Certificates evidencing tendered Shares must be received by the Depositary at such address prior to the Expiration Date, or (2) the tendering stockholder must comply with the guaranteed delivery procedures described below.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (1) if the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith, unless such holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (2) if the Shares are tendered for the account of a firm that is participating in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each an "Eligible Institution" and collectively "Eligible Institutions"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued, in the name of a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder's Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, such Shares may nevertheless be tendered; provided that all of the following conditions are satisfied:

          (1) such tender is made by or through an Eligible Institution;

          (2) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

          (3) the Share Certificates evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal are received by the Depositary within three New York Stock Exchange trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by the Purchaser.

     In all cases, Shares will not be deemed validly tendered unless a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) is received by the Depositary.

     The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of the Purchaser. None of the Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Other Requirements. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of the Purchaser as such stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser (including, with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of the Purchaser will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of Continuus' stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's payment for such Shares, the Purchaser must be able to exercise full voting rights with respect to such Shares.

     The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the Offer, as well as the tendering stockholder's representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. The Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     Backup Withholding. Under the "backup withholding" provisions of United States federal income tax law, the Depositary may be required to withhold 31% of the amount of any payments pursuant to the Offer. In order to prevent backup federal income tax withholding with respect to payments to certain stockholders of the Offer Price of Shares purchased pursuant to the Offer, each such stockholder must provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") and certify that such stockholder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal. Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on the stockholder and payment of cash to the stockholder pursuant to the Offer may be subject to backup withholding. All stockholders surrendering Shares pursuant to the Offer should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid backup withholding. Non-corporate foreign stockholders should complete and sign a Form W-8, Certificate of Foreign Status (a copy of which may be obtained from the Depositary) in order to avoid backup withholding. See Instruction 8 of the Letter of Transmittal.

4.  Withdrawal Rights.

     Tenders of Shares made pursuant to the Offer are irrevocable, except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after Friday, December 29, 2000. If the Offer is extended beyond the initial Expiration Date and all the conditions have been met, the Purchaser must pay for all Shares already tendered and immediately accept and pay for all Shares tendered during the subsequent Offer period, such that there will be no withdrawal rights during the subsequent Offer period.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name, address and taxpayer identification number of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution.

     If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of the Purchaser, the Depositary, the Information Agent or any other person will be under duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3 hereof.

5.  Certain United States Federal Income Tax Consequences.

     The following is a summary of certain United States federal income tax consequences of the Offer and the Merger to stockholders of Continuus whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. The discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to stockholders of Continuus. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with a retroactive effect. The discussion applies only to stockholders of Continuus in whose hands Shares are capital assets within the meaning of Section 1221 of the Code and who do not own directly or through attribution 50% or more of the stock of the Purchaser. This discussion does not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of stockholders (such as insurance companies, tax-exempt organizations, financial institutions and broker-dealers) who may be subject to special rules. This discussion does not discuss the United States federal income tax consequences to any stockholder of Continuus who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws.

     Because individual circumstances may differ, each stockholder should consult his or her own tax advisor to determine the applicability of the rules discussed below and the particular tax effects of the Offer and the Merger, on a beneficial holder of Shares, including the application and effect of the alternative minimum tax, and any state, local and foreign tax laws and of changes in such laws.

     The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign income tax purposes as well. In general, a stockholder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Merger. Such gain or loss will be long-term capital gain or loss provided that a stockholder's holding period for such Shares is more than one year at the time of consummation of the Offer or the Merger, as the case may be. Capital gains recognized by an individual upon a disposition of a Share that has been held for more than one year generally will be subject to a maximum United States federal income tax rate of 20% or, in the case of a Share that has been held for one year or less, will be subject to tax at ordinary income tax rates. Certain limitations apply to the use of a stockholder's capital losses.

     A stockholder whose Shares are purchased in the Offer may be subject to 31% backup withholding unless certain information is provided to the Depositary or an exemption applies. See Section 3.

6.  Price Range of Shares.

     The Shares trade on The Nasdaq National Market ("Nasdaq") under the symbol "CNSW." The following table sets forth, for the periods indicated, the high and low sale prices per Share for the periods indicated. Share prices are as reported on the Nasdaq based on published financial sources.

                                                              COMMON STOCK
                                                              -------------
                                                              HIGH      LOW
                                                              ----      ---
FISCAL YEAR 1999:
Third Quarter (commencing on July 30, 1999).................  $ 8 5/8   $4 1/16
Fourth Quarter..............................................  $14 5/8   $4 5/16
FISCAL YEAR 2000:
First Quarter...............................................  $18 1/8   $8 11/16
Second Quarter..............................................  $10 1/4   $2 5/8
Third Quarter...............................................  $ 3 7/8   $1 3/8
Fourth Quarter (through October 24, 2000)...................  $ 3 5/8   $1 9/16

     On October 24, 2000, the last full day of trading before the public announcement of the execution of the Merger Agreement, the closing price of the Shares on Nasdaq was $2.69 per Share. On October 27, 2000, the last full day of trading before the commencement of the Offer, the closing price of the Shares on Nasdaq was $3.34 per Share. Stockholders are urged to obtain a current market quotation for the Shares.

7.  Certain Information Concerning Continuus.

     General. Continuus is a Delaware corporation with its principal offices located at 9401 Jeronimo Road, Irvine, California 92618. The telephone number of Continuus is (949) 830-8022. According to Continuus' Form 10-K for the fiscal year ended December 31, 1999, Continuus provides software products and services that enable enterprises to manage their Internet software assets, which they refer to as eAsset management. eAsset management products and services, an emerging market segment, enable organizations to more effectively develop, enhance, deploy and manage the Internet and software systems. eAsset management provides an alternative to using a collection of discrete products to automate various aspects of the software development process by providing an integrated and comprehensive platform for managing an enterprise's software-related assets, processes, projects and people. Continuus' integrated product line simplifies the development of the most complex and demanding Internet and software applications. Continuus' customer base includes the information technology departments of Fortune 500 class business and government organizations as well as engineering departments of organizations that develop software as a product or as a component of a product, such as independent software vendors, computer hardware vendors, defense and aerospace organizations, telecommunication equipment suppliers and transportation equipment manufacturers.

     Available Information. The Shares are registered under the Exchange Act. Accordingly, Continuus is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Continuus' filings are also available to the public on the SEC's Internet site (http://www.sec.gov/). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

     Summary Unaudited Financial Information. Set forth below is certain summary consolidated financial information for each of Continuus' last two fiscal years as contained in Continuus' Annual Reports on Form 10-K for the periods ended December 31, 1999 and December 31, 1998, as well as unaudited financial information for the period ended September 30, 2000 as contained in Continuus' press release for that period. More comprehensive financial information is included in the referenced annual reports (including management's discussion and analysis of financial condition and results of operation) and other documents filed by Continuus with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the SEC in the manner set forth above.

                         CONTINUUS SOFTWARE CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS

                                                                 DECEMBER 31,        SEPTEMBER 30,
                                                              -------------------    -------------
                                                               1999        1998          2000
                                                              -------    --------    -------------
                                                                                      (UNAUDITED)
Current Assets:
  Cash and cash equivalents.................................  $11,570    $  2,452       $ 6,112
  Investments in securities, available for sale.............    9,125          --             0
  Accounts receivable, less allowance for doubtful accounts
     of $430 (1999) and $339 (1998).........................    8,940       7,067        10,361
  Prepaid expenses and other current assets.................    1,266         777         1,149
  Deferred tax asset........................................       55          --            --
          Total current assets..............................   30,956      10,296        17,622
  Property, net.............................................    2,154       1,691         5,569
  Goodwill and other intangible assets......................      107          --         9,602
  Other assets..............................................      864         761         1,766
                                                              -------    --------       -------
          Total assets......................................   33,974      12,748        34,559
                               LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..........................................  $ 1,662    $    796       $ 2,801
  Accrued liabilities.......................................    5,554       3,568         5,191
  Deferred revenue..........................................    4,961       4,400         5,427
  Current portion of capital lease obligations..............      488         699           203
          Total current liabilities.........................   12,665       9,463        13,622
Capital lease obligations, less current portion.............      261         440           129
Convertible Note Payable....................................    6,000       6,000         6,000
Preferred stock, $.001 par value, 5,000,000 shares
  authorized, no shares issues and outstanding
Series A convertible preferred stock, no par value;
  2,291,518 shares authorized, no shares and 2,275,659
  issued and outstanding at December 31, 1999 and 1998......       --       7,900            --
Series B convertible preferred stock, no par value; 451,243
  shares authorized, no shares and 451,243 issued and
  outstanding at December 31, 1999 and 1998.................       --       1,769            --
Series C convertible preferred stock, no par value; 804,667
  shares authorized, no shares and 747,525 issued and
  outstanding at December 31, 1999 and 1998.................       --       4,118            --
Series D convertible preferred stock, no par value; 361,178
  shares authorized, no shares and 361,178 issued and
  outstanding at December 31, 1999 and 1998.................       --       1,879            --
Series E convertible preferred stock, no par value; 783,019
  shares authorized, no shares and 470,849 issued and
  outstanding at December 31, 1999 and 1998.................       --       2,352            --
Common stock $.001 par value; 30,000,000 shares outstanding,
  9,504,859 and 1,630,250 shares issues and outstanding at
  December 31, 1999 and 1998................................       10           2            11
Additional paid-in capital..................................   38,137       1,898        49,166
Warrants to purchase common stock...........................       69         114            67
Warrants to purchase Series E convertible preferred stock...       --         248            --
Accumulated other comprehensive loss........................       (5)         --            --
Accumulated deficit.........................................  (23,163)    (23,435)       34,436
                                                              -------    --------       -------
          Total stockholders' equity (deficit)..............   15,048      (3,155)       14,808
          Total liabilities and stockholders' equity........  $33,974    $ 12,748       $34,559
                                                              =======    ========       =======

     Except as otherwise stated in this Offer to Purchase, the information concerning Continuus contained herein has been taken from or is based upon reports and other documents on file with the SEC or otherwise publicly available. Although neither Telelogic nor the Purchaser have any knowledge that would indicate that any statements contained herein based upon such reports and documents are untrue, neither Telelogic nor the Purchaser takes any responsibility for the accuracy or completeness of the information contained in such reports and other documents or for any failure by Continuus to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to Telelogic or the Purchaser.

     Certain Projections. Continuus does not, as a matter of course, make public any forecasts as to its future financial performance. However, in connection with the Purchaser's review of the transactions contemplated by the Merger Agreement, Continuus provided the Purchaser with certain projected financial information concerning Continuus. Such information included, among other things, Continuus' projections of total revenue, net income and earnings per Share for Continuus for the years 2000 through 2001. Set forth below is a summary of such projections. These projections should be read together with the financial statements of Continuus that can be obtained from the SEC as described above.

                                                         YEAR ENDED DECEMBER 31,
                                                        -------------------------
                                                           2000           2001
                                                        ----------      ---------
                                                        (IN THOUSANDS, EXCEPT PER
                                                               SHARE DATA)
Total Revenue.........................................   $ 41,406        $52,119
Net Income (Loss).....................................   $(12,084)       $(4,905)
Earnings (Loss) Per Share.............................   $  (0.77)       $ (0.10)

     It is the understanding of Telelogic and the Purchaser that the projections were not prepared with a view to public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts and are included herein only because such information was provided to Telelogic and the Purchaser in connection with their evaluation of a business combination transaction. The projections do not purport to present operations in accordance with generally accepted accounting principles, and Continuus' independent auditors have not examined or compiled the projections presented herein and accordingly assume no responsibility for them. These forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) are subject to certain risks and uncertainties that could cause actual results to differ materially from the projections. Continuus has advised Telelogic and the Purchaser that its internal financial forecasts (upon which the projections provided to Telelogic and the Purchaser were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. The projections also reflect numerous assumptions (not all of which were provided to Telelogic and the Purchaser), all made by management of Continuus, with respect to industry performance, general business, economic, market and financial conditions and other matters, including effective tax rates consistent with historical levels for Continuus, all of which are difficult to predict, many of which are beyond Continuus' control, and none of which is subject to approval by Telelogic or the Purchaser.

     Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate. It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. The inclusion of the projections herein should not be regarded as an indication that any of Telelogic, the Purchaser, Continuus or their respective affiliates or representatives considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such. None of Telelogic, the Purchaser, Continuus or any of their respective affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of Continuus compared to the information contained in the projections, and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. The safe harbor for forward-looking statements provided for under the Private Securities Litigation Reform Act of 1995 does not apply to forward-looking statements that are made in connection with a tender offer, including the Offer.

8.  Certain Information Concerning Telelogic and the Purchaser.

     General. Telelogic is a company organized under the laws of Sweden with its principal offices located at P.O. Box 4128, 203 12 Malmo, Sweden. The telephone number of Telelogic is +46 40 17 47 00. Telelogic is a software company providing tools, services and components for advanced software development.

     Primarily oriented toward the communications industry, Telelogic is also active in other segments of the real-time markets, such as the aircraft and auto industries. Telelogic has:

     - A market-leading position in the real-time market;

     - A strong position among the top ten communications vendors; and

     - Commercially established and proven technology and expertise.

     Telelogic's products ensure that its customers can deliver their products to market faster, with superior quality and at minimized life-cycle cost. This is achieved by supplying tools that eliminate tedious routine work, facilitate reliable testing and yet are easy to understand and use. Telelogic's products -- Telelogic Tau and Telelogic DOORS -- have become the recognized leaders in the field of requirement management, analysis, specification, design, implementation, testing and debugging of advanced software systems.

     Telelogic also offers an extensive array of services aimed at ensuring optimal usage of the product and efficient development of the client's application. During 2000, Telelogic will be building up a business unit devoted to component development. Components function as building blocks that speed customer development processes and allow them to focus on their core business.

     The Purchaser is a Delaware corporation with its principal offices located at 400 Valley Road, Suite 200, Mt. Arlington, New Jersey 07856; all correspondence thereto should reference H degreesakan Rippe. The telephone number of the Purchaser is (973) 770-6400. The Purchaser is a wholly owned subsidiary of Telelogic. The Purchaser was formed for the purpose of entering into a business combination transaction with Continuus and has not carried on any activities other than in connection with the merger with and into Continuus.

     The name, citizenship, business address, business phone number, principal occupation or employment and five-year employment history for each of the directors and executive officers of Telelogic and the Purchaser and certain other information are set forth in Schedule I hereto.

     Except as described in this Offer to Purchase, (1) none of Telelogic, the Purchaser nor, to the best knowledge of Telelogic and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Telelogic or the Purchaser or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (2) none of Telelogic, the Purchaser nor, to the best knowledge of Telelogic and the Purchaser, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

     Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of Telelogic, the Purchaser nor, to the best knowledge of Telelogic and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Continuus, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

     Except as set forth in this Offer to Purchase, none of Telelogic, the Purchaser nor, to the best knowledge of Telelogic and the Purchaser, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with Continuus or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contracts, negotiations or transactions between Telelogic or any of its subsidiaries or, to the best knowledge of the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Continuus or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. None of the persons listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction of settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

     Available Information. Pursuant to Rule 14d-3 under the Exchange Act, Telelogic and the Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Telelogic's filings are also available to the public on the SEC's Internet site (http://www.sec.gov/). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

9.  Source and Amount of Funds.

     The total amount of funds required by the Purchaser to purchase Shares pursuant to the Offer and the Merger is estimated to be approximately $42 million. The Offer and the Merger are not conditioned upon the Purchaser entering into any financing arrangements. The Purchaser will obtain all necessary funds required to consummate the merger through capital loans made by Telelogic. Telelogic will finance the Offer and the Merger through a sale of its common stock.

10.  Background of the Offer; Past Contacts or Negotiations with Continuus.

     In early June, 2000, members of the Telelogic management team called Continuus' management to discuss various business opportunities. The parties had a general discussion about an existing common customer project and about opportunities to broaden and deepen the co-operation between the two companies. At the end of the discussion, the parties decided to set up a meeting to discuss these opportunities.

     On August 3, 2000, Anders Lidbeck and H degreesakan Rippe, respectively Telelogic's Chief Executive Officer and Executive Vice President of Business Development, met with John Wark, Continuus' Chief Executive Officer, at Newark airport. The discussion between the parties covered the visions, strategies, opportunities and challenges of the companies in the software market. The idea of a merger of the companies was discussed as well as other forms of co-operation.

     On August 8, 2000, Telelogic announced the acquisition of Quality Systems and Software, Inc., or QSS. Soon thereafter, Mr. Wark contacted Anders Lidbeck of Telelogic to congratulate him on the acquisition. Messrs. Wark and Lidbeck agreed that their previous discussions regarding co-operation would be even more compelling because of the QSS acquisition.

     On August 23, 2000, Telelogic and Continuus entered into a customary confidentiality and standstill agreement (the "Confidentiality Agreement").

     From September 19 through September 20, 2000, Mr. Wark met with the Telelogic management team in Malmo, Sweden. The discussions deepened concerning the opportunities and challenges of combining the two companies.

     On September 29, 2000, Telelogic sent a memo to Continuus management, addressing the strategic value of the merger and Telelogic's approach to business integration.

     On October 3, 2000, Telelogic management, together with representatives from Lehman Brothers, met with Continuus management and representatives from US Bancorp Piper Jaffray. The discussions at this meeting concentrated on the conditions required for a merger transaction.

     On October 4, 2000, US Bancorp Piper Jaffray updated the Continuus Board of Directors on their efforts to identify and negotiate with potential strategic partners.

     On October 5, 2000, the management teams of Telelogic and Continuus again met at Newark airport to continue discussions regarding conditions and valuation in a merger context and how the integration process could be carried out.

     On October 10, 2000, Latham & Watkins, special counsel to Telelogic in connection with the proposed transaction, sent a due diligence request to Continuus.

     From October 11 through October 12, 2000, the Telelogic management and Messrs. Wark and Steven Johnson, Continuus' Chief Financial Officer, met in Malmo, Sweden, to discuss a wide range of issues associated with the proposed transaction, including organizational integration strategies, business strategies, employee retention issues and strategies, and valuation. In parallel, legal and financial due diligence commenced at Continuus' headquarters.

     On October 13, 2000, Telelogic's legal advisors provided Continuus' counsel with a draft merger agreement.

     From October 16, through October 18, 2000, Telelogic's and Continuus' respective counsel had discussions relating to issues raised by the draft merger agreement.

     On October 18, 2000, Mr. Wark updated the Continuus Board of Directors regarding the status of the negotiations and several significant business issues which had not yet been agreed to the mutual satisfaction of the two companies. These issues involved proposed terms and conditions both of the merger agreement and the tender and stockholder support agreement.

     From October 19 through October 23, 2000, management of Telelogic and representatives from Lehman Brothers met with management of Continuus and representatives of US Bancorp Piper Jaffray in Orange County, California to work out final details for merging the companies, including the tender and stockholder support agreement to be signed by the Significant Stockholders.

     On October 23, 2000, drafts of forms of amendments to executive officer change in control severance benefit agreements (the "Change in Control Amendments") to be entered into with Messrs. Wark, Philbin, Van Den Berg and McCann were distributed to Continuus in order to begin the process of negotiating such agreements.

     Also on October 23, 2000, there was a meeting of the board of directors of Telelogic, during which Mr. Lidbeck reviewed the terms and conditions of the proposed merger and the stockholder tender and support agreement. Following this presentation by Mr. Lidbeck, and a discussion regarding the terms and conditions of the foregoing agreements, Telelogic's board of directors approved the proposed merger agreement, the Offer, and the proposed tender and stockholder support agreement.

     In the late afternoon of October 23, 2000, a telephonic meeting of the Continuus Board of Directors was held at which Mr. Wark reviewed the status of the negotiations with Telelogic and the remaining open issues in the merger agreement.

     During the evening of October 23, 2000, Telelogic discussed with Continuus' senior management team amendments to their individual change in control severance benefits agreements with Continuus which would delay and place certain conditions on the payment to the senior management team of certain severance benefits resulting from the proposed transaction. Telelogic and the Continuus senior management team continued negotiations of these amendments on October 24, 2000,

     On the evening of October 24, 2000, the Continuus Board of Directors met by telephone, at which time Mr. Wark reviewed the proposed terms of the merger and the tender and stockholder support agreement with the Continuus Board of Directors. Mr. Wark and representatives of Cooley Godward gave a detailed presentation to the Continuus Board of Directors regarding the material terms of the Merger Agreement, including the structure of the Offer and Merger, the conditions to the Offer and the Merger, the covenants applicable to Continuus under the Merger Agreement (including restrictions on the ability to solicit or negotiate alternative transactions), and the termination provisions and the circumstances under which Continuus would be required to pay a break-up fee to one another in the event the Merger Agreement were terminated. In addition, representatives of US Bancorp Piper Jaffray made a presentation regarding the financial terms of the Offer, explaining to the Continuus Board of Directors in detail the analyses undertaken by US Bancorp Piper Jaffray regarding the Offer and the Merger with respect to its opinion. After questions were asked by the Continuus Board of Directors, the US Bancorp Piper Jaffray representatives then rendered the opinion of US Bancorp Piper Jaffray, which was subsequently confirmed in writing, that the consideration to be received by the stockholders of Continuus was fair, from a financial point of view, to them as of that date. After such presentations and discussions, the Continuus Board of Directors approved the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby by a unanimous vote.

     During the evening of October 24, 2000, and the early morning hours of October 25, 2000, negotiations regarding amendments to the executive change in control severance benefits agreements continued among Mr. Lidbeck and Mr. Wark and the other members of the executive team. After several hours of negotiations, each of Wark, McCann, Philbin, and Van Den Berg agreed to the terms of an amendment to their change in control severance benefits agreements.

     In the early morning of October 25, 2000, the Significant Stockholders, Telelogic and the Purchaser entered into the Tender Agreement. Immediately thereafter, Telelogic, the Purchaser and Continuus executed the Merger Agreement. The Merger Agreement and the Offer were announced before the opening of business on October 25, 2000 by the issuance of separate press releases by Telelogic and Continuus.

     On October 30, 2000, in accordance with the Merger Agreement, the Purchaser commenced the Offer.

11.  The Merger Agreement; Other Arrangements.

  The Merger Agreement

     The following is a summary of the material provisions of the Merger Agreement, a copy of which is filed as an exhibit to the Schedule TO. The summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated by reference herein. Capitalized terms used herein and not otherwise defined have the meanings ascribed them in the Merger Agreement.

     The Offer. Pursuant to the terms and conditions of the Merger Agreement, Telelogic, the Purchaser and Continuus are required to use their reasonable best efforts to take, or cause to be taken, all action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions provided for or contemplated by the Merger Agreement. The Offer is subject to the conditions set forth in Section 15 of the Offer to Purchase. The conditions described in Section 15, except for the Minimum Condition and the condition regarding United States antitrust and competition laws, are for the sole benefit of Telelogic and the Purchaser and may be asserted by Telelogic or the Purchaser regardless of the circumstances giving rise to any such conditions and, may be waived by Telelogic or the Purchaser, in whole or in part, at any time and from time to time, in its sole discretion. In order to induce Telelogic and the Purchaser to enter into the Merger Agreement, Telelogic and the Purchaser entered into a Tender and Stockholder Support Agreement (the "Tender Agreement") with Fred B. Cox, Melita Company, LLC, Kevin
G. Hall, Norwest Equity Partners IV, Norwest Equity Partners V, Steven L. Johnson, David McCann, A. Barry Patmore, William A. Philbin, Stewart A. Schuster, Brentwood Associates VI, L.P., Paul Van Den Berg, John R. Wark and Sol Zechter and certain of his affiliates (the "Significant Stockholders") under which each Significant Stockholder is, among other things, agreeing to tender such Significant Stockholder's Shares in the Offer upon the terms and conditions set forth therein.

     In the Merger Agreement, Continuus has agreed that within five days of the date the Purchaser's offer documents are filed with the Commission, it will file with the Commission and mail to its stockholders a Solicitation/Recommendation Statement on Schedule 14D-9 containing the recommendation of the Continuus Board that the Continuus' stockholders accept the offer, tender all their Shares to the Purchaser and approve the Merger Agreement and the transactions contemplated thereby.

     The Merger. The Merger Agreement provides that, if all of the conditions to the Merger have been fulfilled or waived and the Merger Agreement has not been terminated, the Purchaser will be merged with and into Continuus, and Continuus will continue as the surviving corporation and a wholly owned subsidiary of Telelogic.

     At the Effective Time, each Share issued and outstanding immediately prior thereto (other than Shares owned by Continuus or any subsidiary of Continuus or by Telelogic or any subsidiary of Telelogic, all of which will be canceled, and Shares held by Continuus stockholders who perfect dissenters' rights) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive a cash payment of $3.46, payable in cash to the holder thereof, without any interest thereon (the "Merger Consideration"). Each Share of the Purchaser outstanding immediately prior to the Effective Time will automatically be converted at the Effective Time into one validly issued and outstanding share of common stock of the Surviving Corporation.

     The Merger Agreement provides that upon the purchase of the Shares pursuant to the consummation of the Offer, Telelogic is entitled to designate such number of directors, rounded up to the next whole number, as will give Telelogic representation on the Continuus Board equal to the product of (i) the number of authorized directors on the Continuus Board (giving effect to the directors elected pursuant to this provision) and (ii) the percentage that the number of Shares purchased by Telelogic or the Purchaser or any of their affiliates bears to the aggregate number of Shares outstanding (the "Percentage"), and Continuus will, upon the request by Telelogic, promptly increase the size of the Continuus Board and/or secure the resignations of the number of directors as is necessary to enable Telelogic's designees to be elected to the Continuus Board and will cause the Telelogic's designees to be so elected. Notwithstanding the foregoing, the parties to the Merger Agreement will use their respective reasonable efforts to ensure that at least three of the members of the Continuus Board will at all times prior to the Effective Time be Continuing Directors (as defined below). Following the election or appointment of Telelogic's designees pursuant to this provision and prior to the Effective Time, (i) any amendment or termination of the Merger Agreement by or on behalf of Continuus, (ii) any exercise or waiver of any of Continuus' rights or remedies under the Merger Agreement and (iii) any extension of time for the performance or waiver of any the obligations or other acts of Telelogic and the Purchaser under the Merger Agreement will require the approval of a majority of the directors of Continuus then in office who are not designated by Telelogic (the "Continuing Directors"), except to the extent that applicable law requires that such action be acted upon by the full Continuus Board, in which case the action will require the approval of both a majority of the full Continuus Board and a majority of the Continuing Directors.

     Stock Options. The Merger Agreement provides that at the Effective Time, each holder, other than certain executive officers of Continuus, of a then-outstanding option to purchase shares of common stock under any plan, program or arrangement of Continuus (collectively, the "Stock Options Plans") whether or not then exercisable (individually, an "Option" and collectively, the "Options"), will, in settlement thereof, receive for each share of common stock subject to such Option an amount (subject to any applicable withholding tax) in cash equal to the difference between the Merger Consideration and the per share exercise price of such Option to the extent such difference is a positive number (such amount, the "Option Consideration").

     Either prior to or as soon as practicable following the consummation of the Offer, the Continuus Board (or, if appropriate, any committee of the Continuus Board administering the Stock Option Plans) is required to adopt such resolutions or take other such actions as are required to cause any Options that are not exercisable as of the date of the Merger Agreement to become exercisable immediately prior to the Effective Time.

     Recommendation. Continuus represents and warrants in the Merger Agreement that the Continuus Board at a meeting duly called and held has duly adopted resolutions:

     - approving the Merger Agreement, the Offer and the Merger, determining that the Merger is advisable and that the terms of the Offer and Merger are fair to, and in the best interests of, Continuus' stockholders and recommending that Continuus' stockholders accept the Offer and tender all of their Shares to the Purchaser and approve the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger;

     - taking all action necessary to render Section 203 of the DCGL inapplicable to the Offer, the Merger, the Merger Agreement, the Tender Agreement and any of the transactions contemplated thereby; and

     - electing, to the extent permitted by law, not to be subject to any "moratorium," "control share acquisition," "business combination," "fair price" or other form of corporate anti-takeover laws and regulations of any jurisdiction that may purport to be applicable to the Merger Agreement or the Tender Agreement.

     The Continuus Board shall not withdraw, modify or amend its recommendations described above in a manner adverse to Telelogic or the Purchaser (or announce publicly its intention to do so), except that the Continuus Board shall be permitted to withdraw, amend or modify its recommendation (or publicly announce its intention to do so) of the Merger Agreement, the Offer or the Merger in a manner adverse to Telelogic or the Purchaser or approve or recommend or enter into an agreement with respect to a Superior Proposal (as defined below) if Continuus has complied with the terms of the Merger Agreement. A withdrawal, modification or amendment of the recommendation of the Continuus Board or any committee thereof in any manner adverse to Telelogic or the Purchaser, however, may give rise to certain termination rights on the part of Telelogic and the Purchaser under the Merger Agreement and the right to receive certain termination fees as set forth therein.

     Representations and Warranties. In the Merger Agreement, Continuus has made customary representations and warranties to Telelogic and the Purchaser, including but not limited to representations and warranties relating to Continuus' organization and qualification, authority to enter into the Merger Agreement and consummate the transactions contemplated thereby, compliance with applicable laws, capitalization, subsidiaries, ability to enter into and consummate the transactions contemplated by the Merger Agreement without breaching contracts or violating the law, required consents and approvals, SEC filings (including financial statements), the documents supplied by Continuus related to the Offer, the absence of certain material adverse changes or events since June 30, 2000, taxes, employee benefit plans, absence of brokers, licenses and permits, environmental matters, title to assets, labor matters, intellectual property, material agreements, the absence of undisclosed liabilities, litigation and insurance.

     Telelogic and the Purchaser have also made customary representations and warranties to Continuus, including representations and warranties relating to Telelogic's and the Purchaser's organization and qualification, authority to enter into the Merger Agreement and consummate the transactions contemplated thereby, documents supplied by Telelogic and the Purchaser related to the Offer, required consents and approvals, ability to enter into and consummate the transactions contemplated by the Merger Agreement without breaching contracts or violating the law and the availability of sufficient funds to perform their obligations under the Merger Agreement.

     Interim Agreements of Telelogic, the Purchaser and Continuus. Pursuant to the Merger Agreement, unless Telelogic has consented in writing thereto, Continuus will, and will cause each of its subsidiaries to:

     - conduct its operations according to its usual, regular and ordinary course of business consistent with past practice;

     - use its commercially reasonable efforts to preserve intact its business organizations, maintain in effect existing qualifications, licenses, permits, approvals and other authorizations, keep available the services of its officers and key employees and maintain satisfactory relationships with those persons having business relationships with them;

     - promptly upon the discovery thereof notify Telelogic of the existence of any breach of any representation or warranty of Continuus contained in the Merger Agreement (or, in the case of any representation or warranty that makes no reference to Material Adverse Effect, any breach of such representation or warranty in any material respect) or the occurrence of any event that would cause any representation or warranty of Continuus contained in the Merger Agreement to no longer be true and correct (or, in the case of any representation or warranty that makes no reference to Material Adverse Effect, to no longer be true and correct in any material respect);

     - promptly deliver to Telelogic true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of the Merger Agreement; and

     - maintain its books of account and records in its usual, regular and ordinary manner, consistent with past practices. For purposes of the Merger Agreement, "Material Adverse Effect" means (A) materially adversely affect the assets, liabilities, business, results of operations or condition (financial or otherwise) of Continuus and its subsidiaries, taken as a whole or (B) materially adversely affect or delay the ability of Continuus on the one hand, or Telelogic and the Purchaser on the other, to consummate the transactions contemplated by the Merger Agreement.

     In addition, from the date of the Merger Agreement to the Effective Time, unless Telelogic has consented in writing thereto, Continuus will not, and will not permit any of its subsidiaries to,

          (i) amend its certificate of incorporation or bylaws or comparable governing instruments;

          (ii) issue, sell, pledge or register for issuance or sale any shares of capital stock or other ownership interest in Continuus (other than issuances of Shares in respect of any exercise of Options or warrants outstanding on the date of the Merger Agreement or purchases of Shares pursuant to Continuus' Employee Stock Purchase Plan) or any of the subsidiaries, or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest, or convertible or exchangeable securities, or accelerate any right to convert or exchange or acquire any securities of Continuus or any of its subsidiaries for any such shares or ownership interest;

          (iii) effect any stock split or conversion of any of its capital stock or otherwise change its capitalization as it exists on the date of the Merger Agreement, other than as set forth in the Merger Agreement;

          (iv) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its subsidiaries, other than as set forth in the Merger Agreement;

          (v) sell, lease or otherwise dispose of or encumber any of its assets or property (including capital stock of any of its subsidiaries), mortgage, pledge or impose a lien or other encumbrance on any of its material assets or property (including capital stock of subsidiaries), except in the ordinary course of business;

          (vi) acquire by merger, purchase or any other manner, any business or entity or otherwise acquire any assets that are material to Continuus and its subsidiaries taken as a whole, except for purchases of inventory, supplies or capital expenditures in the ordinary course of business consistent with past practice;

          (vii) incur or assume any long-term or short-term debt except for working capital purposes in the ordinary course of business under Continuus' existing credit facilities and capital expenditures made in accordance with Continuus' previously adopted capital budget;

          (viii) assume, guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except wholly owned subsidiaries of Continuus;

          (ix) make or forgive any loans, advances or capital contributions to, or investments in, any other person;

          (x) enter into any new employment, severance, consulting or salary continuation agreements with any newly hired employees other than in the ordinary course of business or enter into any of the foregoing with any existing officers, directors or employees or grant any increases in compensation or benefits to employees, except for regularly scheduled employee raises, in the ordinary course of business consistent with Continuus' past practices or raises that, in the case of executive officers, have been approved by the compensation committee of Continuus Board prior to the date hereof;

          (xi) adopt, amend in any material respect (including any increase in the payment under) benefits or terminate any employee benefit plan or arrangement;

          (xii) make any material changes in the type or amount of insurance coverage or permit any material insurance policy naming Continuus or any subsidiary as a beneficiary or a loss payee to be canceled or terminated;

          (xiii) except as may be required by law or generally acceptable accounting principles, change any material accounting principles or practices used by Continuus or its subsidiaries;

          (xiv) take any action to cause the Shares to cease to be traded on Nasdaq prior to the completion of the Offer or the Merger;

          (xv) enter into any agreement to which Continuus or any of its subsidiaries is a party and (A) is outside of the ordinary course of business of Continuus or its subsidiaries, (B) a customer of Continuus or one of its subsidiaries is a party and any of (1) is reasonably likely to involve the receipt by Continuus within the 24 months following the date of the Merger Agreement of more than $500,000, (2) involves the payment by Continuus or any of it subsidiaries, subsequent to the date of the Merger Agreement, of more than $500,000 or (3) is not terminable without material penalty by Continuus or the subsidiary party thereto on fewer than 365 days' notice or (C) except for customer contracts, either (1) involves the payment or receipt by Continuus or any of its subsidiaries, subsequent to the date of the Merger Agreement, of more than $250,000 or (2) is not terminable without material penalty by Continuus or the subsidiary party thereto on fewer than 180 days' notice, except as required or permitted by clause (vii) or (xvi) or an agreement relating to a Superior Proposal and except for agreements relating to the purchase or sale of Continuus' products (including, without limitation, supply, purchase and shipping contracts) to be performed within 90 days;

          (xvi) enter into, terminate, fail to renew, or accelerate any license, distributorship, dealer, sales representative, joint venture, credit or other agreement if such action could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

          (xvii) fail to operate, maintain, repair or otherwise preserve its material assets and properties consistent with past practice;

          (xviii) fail to comply with all applicable filing, payment and withholding obligations under all applicable federal, state, local or foreign laws relating to taxes, except where such failure to comply could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

          (xix) make any tax election, compromise any federal, state, local or foreign income tax liability;

          (xx) pay, discharge or settle any claims, liabilities or objections (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of the foregoing in the ordinary course of business consistent with past practice, or, if not in the ordinary course of business, the payment, discharge or satisfaction of the foregoing that, individually and in the aggregate, does not exceed $250,000; or

          (xxi) agree in writing or otherwise to take any of the foregoing actions.

     Other Agreements of Telelogic, the Purchaser and Continuus. Continuus has agreed in the Merger Agreement that it will not, and will not authorize, permit or cause any of its subsidiaries or any of the officers and directors of it or its subsidiaries to, and shall not authorize, permit or direct its and its subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) to, directly or indirectly, (i) initiate, solicit, or otherwise encourage any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, tender offer, consolidation or similar transaction involving, or any purchase of, 10% or more of the assets or any equity securities of Continuus or any of its subsidiaries (any such proposal or offer, an "Acquisition Proposal") or (ii) initiate or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person or entity relating to an Acquisition Proposal, whether made before or after the date of the Merger Agreement, or otherwise facilitate any effort or attempt to make or implement or consummate an Acquisition Proposal. However, the foregoing does not prevent Continuus or Continuus Board from (i) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal or (ii): (x) providing information in response to a request therefor by a person or entity who has made an unsolicited bona fide written Acquisition Proposal if Continuus Board receives from the person or entity so requesting such information an executed confidentiality agreement on terms substantially equivalent to those contained in the Confidentiality Agreement; (y) engaging in any negotiations or discussions with any person or entity who has made an unsolicited bona fide written Acquisition Proposal; or (z) recommending such an Acquisition Proposal to the stockholders of Continuus, if, and only to the extent that, (i) in each such case referred to in clause (x), (y) or (z) above, the Continuus Board determines in good faith after consultation with outside legal counsel and its financial advisor that such action is necessary in order for its members to comply with their fiduciary duties under applicable law and (ii) in each case referred to in clause (x), (y) or (z) above, Continuus Board determines in good faith (after consultation with outside legal counsel) that, if accepted, such Acquisition Proposal is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person or entity making the proposal, and would provide for a higher per share value to the stockholders of Continuus, and is fully financed (or, based on a good faith determination of the Continuus Board, is readily financeable) (any such Acquisition Proposal meeting the foregoing conditions, a "Superior Proposal"). Continuus agreed to immediately cease and cause to be terminated any activities, discussions or negotiations with any parties conducted before the execution of the Merger Agreement with respect to any of the foregoing. Continuus agreed to notify Telelogic immediately if any Acquisition Proposal or inquiries regarding a potential Acquisition Proposal are received by, any information with respect to an Acquisition Proposal or a potential Acquisition Proposal is requested from, or any discussions or negotiations with respect to an Acquisition Proposal or a potential Acquisition Proposal are sought to be initiated or continued with, it or any of its representatives. This notice is required to indicate the name of the person or entity involved and the material terms and conditions of any Acquisition

Proposal, and thereafter Continuus is obligated to keep Telelogic informed, on a current basis, of the status and terms of any inquiries or Acquisition Proposals and the status of any negotiations or discussions.

     In the Merger Agreement, the parties agree that if necessary, Continuus, through the Continuus Board, will call a meeting of the stockholders for the purpose of voting upon the Merger, will hold such meeting as soon as practicable following the purchase of Shares pursuant to the Offer and, unless Continuus Board approves or recommends, or enters into an agreement with respect to, a Superior Proposal, will recommend to its stockholders the approval of the Merger Agreement and the other transactions contemplated thereby, including the Merger, except to the extent that the Continuus Board determines in good faith (after consultation with outside counsel) that to do so would create a material risk of a breach by the Continuus Board of its fiduciary duties to Continuus' stockholders. Continuus must use reasonable efforts to obtain the necessary approvals by its stockholders for the Merger and take all other actions reasonably requested by Telelogic to secure the vote of stockholders for approval of the Merger, the Merger Agreement and the other transactions contemplated thereby. At any such meeting, all of the Shares then owned by Telelogic, the Purchaser and by any of Telelogic's other subsidiaries or affiliates will be voted in favor of the Merger and the Merger Agreement. Notwithstanding the foregoing, in the event that the Purchaser, or any other direct or indirect subsidiary of Telelogic, acquires at least 90% of the outstanding Shares, Continuus, the Purchaser and Telelogic will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable, and in any event within five business days after expiration of the Offer, in accordance with Section 253 of the DGCL.

     Subject to the last sentence of this paragraph, from and after the Effective Time, Telelogic has agreed in the Merger Agreement to indemnify and hold harmless, to the fullest extent permitted under the applicable law, each person who is, or has been at any time prior to October 25, 2000 or who becomes prior to the Effective Time, an officer, director or similar person of Continuus or any subsidiary against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claims, actions, suits, proceedings, arbitrations, investigations or audits arising before or after the Effective Time out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, which acts or omissions occurred prior to the Effective Time. The parties agreed that Telelogic shall have no obligations described in this paragraph, unless and until the Surviving Corporation is unable to satisfy its indemnification obligations under the Merger Agreement. Telelogic has also agreed in the Merger Agreement to cause the Surviving Corporation to maintain in effect for six years after the Merger the directors and officers insurance policy in effect as of the date of the Merger Agreement covering those persons covered by such policy as of the date of the Merger Agreement, provided that if such insurance is not obtainable at an annual cost per covered year not in excess of 200% the annual premium paid by Continuus for the policy, then Telelogic will cause the Surviving Corporation to purchase policies providing as much coverage as can be obtained by paying such amount.

     However, if after the Effective Time, Telelogic or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties or assets to any person, then, in each such case, proper provisions will be made so that successors and assigns of Telelogic or the Surviving Corporation, as the case may be, will assume such entity's obligations set forth in the two foregoing paragraphs. The provisions of this paragraph and the two foregoing paragraphs are intended for the benefit of and shall be enforceable by each person who is as of October 25, 2000 or has been at any time prior to such date, or who becomes prior to the Effective Time, an officer, director or similar person of Continuus or any of its subsidiaries.

     Conditions to the Merger. The respective obligation of each party to effect the Merger are subject to the satisfaction or waiver, where permissible, prior to the Effective Time, of the following conditions:

     - The Purchaser having accepted payment and paid for all Shares validly tendered in the Offer and not withdrawn; provided, however, that neither Telelogic nor the Purchaser may invoke this condition if the Purchaser has failed in violation of the terms of the Merger Agreement or the Offer to purchase shares so tendered and not withdrawn;

     - The Merger Agreement will have been adopted by the affirmative vote of the holders of the requisite number of shares of capital stock of Continuus if such vote is required pursuant to Continuus' certificate of incorporation, the DGCL or other applicable law; provided, however, that neither Telelogic nor the Purchaser may invoke this condition if either of them or any of their respective affiliates shall have failed to vote the Shares held by it in favor of the Merger Agreement and Continuus may not invoke this condition if Continuus has failed to fulfill its obligations with respect to obtaining Continuus' stockholder approval;

     - No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction, or other legal restraint or prohibition, preventing, restraining or restricting the consummation of the Merger being in effect; provided, however, that the party invoking this condition must use its best efforts to have any such order, injunction or restraint vacated; and

     - All necessary waiting periods under the HSR Act that are applicable to the Merger shall have expired or been earlier terminated, and all other necessary approvals from any other Governmental Entity (as hereinafter defined) that are applicable to the Merger shall have been obtained.

     Termination. The Merger Agreement provides that it may be terminated and the Merger abandoned at any time prior to the Effective Time, notwithstanding approval by the stockholders of Continuus, but prior to the Effective Time:

        (i) By mutual written consent of Continuus and Telelogic;

        (ii) By Continuus, if:

     - Telelogic or the Purchaser shall have failed to commence the Offer within seven business days after the date of the Merger Agreement,

     - Telelogic or the Purchaser shall have failed to comply with its payment obligations under the Merger Agreement with respect to any Shares accepted for payment pursuant to the Offer, or

     - any change to the Offer is made in contravention of the provisions of
       Article 1 of the Merger Agreement.

        (iii) By Telelogic or Continuus:

     - if the Effective Time does not occur on or before the date that is six months from the date of the Merger Agreement (provided that this right to terminate the Merger Agreement is not available to any party whose failure to fulfill any obligation under the Merger Agreement was the cause of or resulted in the failure of the Effective Time to occur on or before such date and shall not be available to Continuus after the completion of the Offer unless approved by a majority of the Continuing Directors);

     - if, upon a vote at the stockholder meeting, or any adjournment thereof, the adoption of the Merger Agreement by the stockholders of Continuus required by the DGCL has not been obtained (provided that this right to terminate the Merger Agreement is not available to Telelogic, if Telelogic, the Purchaser or any of their affiliates failed to vote the Shares held by them in favor of adoption of the Merger Agreement, and is not available to Continuus, if Continuus failed to fulfill its obligations under the Merger Agreement relating to obtaining stockholder approval and the related proxy statement);

     - if there is any statute, law, rule or regulation that makes consummation of the Offer or the Merger illegal or prohibited or if any court of competent jurisdiction or other governmental entity has issued an order, judgment, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, judgment, decree, ruling or other action has become final and non-appealable; or

     - if the Offer terminates or expires on account of the failure of any condition specified in Exhibit A of the Merger Agreement without the Purchaser having purchased any Shares pursuant to the Offer (provided that this right to terminate the Merger Agreement is not available to any party whose failure to fulfill any obligation under the Merger Agreement was the cause of or resulted in the failure of the condition).

        (iv) By Telelogic, prior to the consummation of the Offer, if:

     - the Continuus Board withdraws, amends or modifies, its approval of the Merger Agreement and the transactions contemplated thereby, or its recommendation that the holders of the shares of common stock accept the Offer and tender all of their Shares to the Purchaser and approve the Merger Agreement and the transactions contemplated thereby (or, in each case, publicly announces its intention to do so) in a manner adverse to Telelogic or the Purchaser; or

     - Continuus approves, recommends or enters into an agreement with respect to, or consummates, an Acquisition Proposal;

          (v) By Continuus, if (x) a third party has disclosed, announced or submitted a Superior Proposal, and (y) the Continuus Board has determined in good faith after consultation with outside counsel that termination of the Merger Agreement is necessary for the Continuus Board to comply with its fiduciary duties, provided, however, that the right to terminate the Merger Agreement pursuant to this provision is not available unless (i) Continuus has complied with the provisions of the Merger Agreement regarding not soliciting Acquisition Proposals, including the notice provisions therein, (ii) Continuus has delivered to Telelogic a written notice of Continuus' intent to enter into an agreement to effect a Superior Proposal, (iii) at least three business days have elapsed following the delivery of the written notice by Continuus to Telelogic, (iv) during the three business day period Continuus has reasonably cooperated with Telelogic, including informing Telelogic of the terms and conditions of the Acquisition Proposal and identifying the person making the Acquisition Proposal, with the intent of enabling Telelogic to agree to a modification of the terms and conditions of the Merger Agreement so the transactions contemplated by the Merger Agreement could be effected and (vi) at the end of such three business day period the Continuus Board continues reasonably to believe that the Acquisition Proposal constitutes a Superior Proposal; provided, however, that no termination is effective pursuant to this provision unless a Break-Up Fee is paid in full by Continuus as described and defined below; and provided further that Continuus may not terminate the Merger Agreement under this clause (v) until November 29, 2000.

          (vi) by Telelogic, if Continuus shall breach any of its representations, warranties or obligations under the Merger Agreement and such breach has not been cured or waived within 10 business days after notice of the breach is delivered to Continuus, but only if such breach, individually or together with all other such breaches, would constitute failure of a condition of the Offer as of the date of termination;

          (vii) by Continuus, if Telelogic or the Purchaser has materially breached any of its representations, warranties or obligations under the Merger Agreement and that breach has not been cured or waived within 10 business days after notice of the breach is delivered to Telelogic and the Purchaser, but only if such breach, individually or together with all other such breaches, is reasonably likely to materially and adversely affect Telelogic's or the Purchaser's ability to consummate the Offer or the Merger; or

          (viii) by Telelogic, prior to the consummation of the Offer, if the Tender Agreement shall not be in full force and effect or any Significant Stockholders shall have breached in any material respect any representation, warranty or covenant contained in the Tender Agreement, as applicable; provided, however, that the party seeking termination pursuant to clause (vi), (vii) or (viii) immediately above is not in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement.

     Termination Fee and Expenses. Continuus has agreed to pay Telelogic a Break-Up Fee of $1,700,000 (less any expense amounts paid by Continuus pursuant to its expense reimbursement obligations described below) in the event that the Merger Agreement is terminated by Telelogic pursuant to clause (iv) above or by Continuus pursuant to (v) above.

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

     Additionally, pursuant to the Merger Agreement, if all of the following events have occurred:

          (i) an Acquisition Proposal is commenced, publicly disclosed, publicly proposed or otherwise communicated to Continuus at any time on or after the date of the Merger Agreement and prior to the consummation of the Offer and either Telelogic or Continuus terminates the Merger Agreement pursuant to clause (iii)(A) or (iii)(D) above or Telelogic terminates the Merger Agreement pursuant to clause (vi) above; and

          (ii) thereafter, within 12 months of the date of termination of the Merger Agreement, Continuus enters into a definitive agreement with respect to, or consummates, any Acquisition Proposal described in clause (i) immediately above (or any other Acquisition Proposal whether or not described in clause (i) immediately above if the Acquisition Proposal is made by any person or affiliate thereof who made any Acquisition Proposal described in clause (i) immediately above), then Continuus shall pay to Telelogic an amount equal to the Break-Up Fee concurrently with the execution of the relevant definitive agreement.

     The parties also agreed that if the Merger Agreement is terminated by Telelogic or Continuus pursuant to clause (vi) or (vii) above, respectively, the breaching party shall reimburse the other party up to a maximum of $1,000,000 for all expenses incurred by non-breaching party in connection with its negotiation, execution, delivery and performance of the Merger Agreement.

  The Tender Agreement

     Prior to the execution of the Merger Agreement, the Purchaser and Telelogic entered into the Tender Agreement with the Significant Stockholders. The Significant Stockholders own an aggregate of 3,886,527 Shares (including 370,000 restricted Shares which cannot be tendered under the terms of the Merger Agreement). Pursuant to the Tender Agreement, each Significant Stockholder has agreed to tender and sell all Shares owned by it to the Purchaser pursuant to and in accordance with the terms of the Offer and, if reasonably requested by Telelogic, to exercise its stock options with an exercise price equal to or less than $3.46 prior to the completion of the Offer.

     During the term of the Tender Agreement, no Significant Stockholder shall
(a) sell, transfer, pledge, encumber, assign or otherwise dispose of or enter into any contract, option or other arrangement or understanding with respect to the transfer by such Stockholder of, any of the Shares or offer any interest in any Shares thereof to any person other than pursuant to the terms of the Offer, the Merger or the Tender Agreement, (b) enter into any voting arrangement or understanding, whether by proxy, power of attorney, voting agreement, voting trust or otherwise with respect to the Shares, or (c) take any action that would make any representation or warranty of such Significant Stockholder contained in the Tender Agreement untrue or incorrect in any material respect or have the effect of preventing or disabling such Significant Stockholder from performing his or its obligations under the Tender Agreement.

     During the term of the Tender Agreement, each Significant Stockholder agrees not to directly or indirectly (except as permitted by the Merger Agreement), (a) initiate, solicit or otherwise encourage any inquiries or the making of any proposal or offer with respect to an Acquisition Proposal or (b) initiate or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person or entity relating to an Acquisition Proposal, whether made before or after the date of the Tender Agreement, or otherwise facilitate any effort or attempt to make or implement or consummate an Acquisition Proposal. If a Significant Stockholder receives any Acquisition Proposal, such Significant Stockholder agrees to immediately notify Telelogic of that inquiry or proposal and the details thereof.

     During the term of the Tender Agreement, each Significant Stockholder agrees to vote each of his or its Shares at any meeting of the stockholders of Continuus, however called, (a) in favor of the Merger and the Merger Agreement and the transactions contemplated thereby, and (b) against any action or agreement (other than the Merger and the other transactions contemplated by the Merger Agreement) that would impede, interfere with, delay, postpone or attempt to discourage the Merger, the Offer or the other transactions contemplated by the Merger Agreement and the Tender Agreement, including, but not limited to: (i) any Acquisition Proposal; (ii) any action that is likely to result in a breach in any respect of any representation, warranty, covenant or any other obligation or agreement of Continuus under the Merger Agreement or result in any of the conditions of the Offer not being fulfilled; (iii) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Continuus or its subsidiaries; (iv) a sale, lease or transfer of a material amount of assets of Continuus or one of its subsidiaries, or a reorganization, recapitalization, dissolution, winding up or liquidation of Continuus or its subsidiaries; (v) any change in the Continuus Board, except as otherwise agreed to in writing by Telelogic; (vi) any material change in the present capitalization or dividend policy of Continuus; or (vii) any other material change in Continuus' corporate structure, business, certificate of incorporation or by-laws.

     The Tender Agreement will terminate on the earlier of (a) 75 days after the date on which the Merger Agreement is terminated in accordance with its terms, and (b) the Effective Time.

     Section 203 of the DGCL. Section 203 of the DGCL limits the ability of a Delaware corporation to engage in business combinations with "interested stockholders" (defined as any beneficial owner of 15% or more of the outstanding voting stock of the corporation) unless, among other things, the corporation's board of directors has given its prior approval to either the business combination or the transaction which resulted in the stockholder's becoming an "interested stockholder." On October 24, 2000, the Continuus Board approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger and all the transactions contemplated thereunder, for purposes of
Section 203 of the DGCL, and, therefore, Section 203 of the DGCL is inapplicable to the Merger.

  Confidentiality Agreement

     The Confidentiality Agreement contains customary provisions pursuant to which, among other matters, Telelogic agreed to keep confidential all confidential information concerning Continuus furnished to it by Continuus, to use such material solely in connection with evaluating or consummating an acquisition of Continuus by Telelogic, and, except with the prior written consent of Continuus, not to disclose the fact that discussions or negotiations have or are taking place concerning a possible transaction involving Continuus or the status thereof. Except with the prior written consent of Continuus Board, Telelogic also agreed not to, for one year after the date of the Confidentiality
Agreement:

          (a) make, effect, initiate, cause or participate in (i) any acquisition of beneficial ownership of any securities of Continuus or any securities of any subsidiary or other affiliate of Continuus, (ii) any acquisition of any assets of Continuus or any assets of any subsidiary or other affiliate of Continuus, (iii) any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving Continuus or any subsidiary or other affiliate of Continuus, or involving any securities or assets of Continuus or any securities or assets of any subsidiary or other affiliate of Continuus, or (iv) any "solicitation" of "proxies" (as those terms are used in the proxy rules of the SEC) or consents with respect to any securities of Continuus;

          (b) form, join or participate in a "group" (as defined in the Securities Exchange Act of 1934 and the rules promulgated thereunder) with respect to the beneficial ownership of any securities of Continuus;

          (c) act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of Continuus;

          (d) take any action that might require Continuus to make a public announcement regarding any of the types of matters set forth in clause "(a)" of this sentence;

          (e) agree or offer to take, or encourage or propose (publicly or otherwise) the taking of, any action referred to in clause "(a)", "(b)", "(c)", or "(d)" of this sentence;

          (f) assist, induce or encourage any other person or entity to take any action of the type referred to in clause "(a)", "(b)", "(c)", "(d)", or "(e)" of this sentence;

          (g) enter into any discussions, negotiations, arrangement or agreement with any other person or entity relating to any of the foregoing; or

          (h) request or propose that Continuus or any of Continuus' representatives amend, waive or consider the amendment or waiver of any provision set forth in (a) through (g).

  Agreements with Executive Officers of Continuus

     Immediately prior to the execution of the Merger Agreement, Telelogic, the Purchaser and Continuus entered into amendments to the change in control severance benefits agreements (each, a "Change in Control Amendment") with each of four executive officers of Continuus: John Wark, Chief Executive Officer and President, William Philbin, Vice President, Internet Business Development, Paul Van Den Berg, Vice President, Product Management and David McCann, Executive Vice President, Global Operations Worldwide.

     Under the Change in Control Amendments, each of Messrs. McCann, Philbin, Van Den Berg, and Wark has agreed for a limited period of time following the Effective Time not to compete with Continuus' business, not to solicit for employment Continuus employees and not to disclose confidential information, in each case subject to certain limitations. In addition, each of Messrs. McCann, Philbin, Van Den Berg, and Wark has agreed to the cancellation of his vested and unvested stock option awards and unvested restricted stock awards as of the Effective Time.

     The Change in Control Amendments provide that each of Messrs. McCann, Philbin, Van Den Berg, and Wark will have the right to receive, in cash, (i) at the Effective Time, for each Share issuable upon exercise of an option that is exercisable and outstanding, an amount equal to the difference between the Merger Consideration and the per Share exercise price of such option (to the extent the difference is a positive number), (ii) for each Share subject to an unvested option an amount equal to the difference between the Merger Consideration and the per Share exercise price of such option plus interest from the Effective Time (to the extent the difference is a positive number), and
(iii) for each Share of restricted stock, an amount equal to the Merger Consideration plus interest from the Effective Time; provided however, the right to receive the amounts granted in (ii) and (iii) above shall be held in escrow and be due and payable only after they become vested. For Messrs. Wark and Philbin, the amounts in (ii) and (iii) above shall vest 50% on each of March 31 and June 30, 2001 provided they remain in the employ of Continuus through such dates. For Messrs. Van Den Berg and McCann, the amounts in (ii) and (iii) above shall vest 33%, 33% and 34% on each of the Effective Time, March 31, 2001 and June 30, 2001, respectively, provided they remain in the employ of Continuus through such dates. If any of such officers are terminated without cause such amounts shall become immediately due and payable. In addition, each of Messrs. McCann, Philbin, Van Den Berg, and Wark have been guaranteed a portion of their target bonuses for 2001 if they remain in the employ of Continuus for specified periods of time. Messrs. Wark and Philbin have been guaranteed 50% of their target bonuses for 2001 if they are an employee of Continuus on December 31, 2001. Messrs. Van Den Berg and McCann have been guaranteed 50% of their target bonuses for the first six months of 2001 if they are an employee of Continuus on June 30, 2001. Pursuant to the Change in Control Amendments described herein Messrs. McCann, Philbin, Van Den Berg, and Wark will each be entitled to receive $86,500, $173,573, $54,200, and $658,654 as of the Effective Time.

     The foregoing descriptions of the Change in Control Amendments of Messrs. McCann, Philbin, Van Den Berg, and Wark are qualified in their entirety by the terms of each such agreement. Each such agreement has been filed as an exhibit to the Schedule TO, of which this Offer to Purchase constitutes a part, and each such agreement is hereby incorporated by reference. The foregoing documents which have been attached as exhibits to the Schedule TO may be examined at, and may be obtained from, the offices of the SEC in the same manner as set forth in
Section 8 above.

12. Purpose of the Offer; Plans for Continuus.

     Purpose of the Offer. The purpose of the Offer is to acquire control of, and the entire equity interest in, Continuus. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is successful, Telelogic and the Purchaser intend to consummate the Merger as promptly as practicable.

     The Continuus Board has approved the Merger and the Merger Agreement. Depending upon the number of Shares purchased by the Purchaser pursuant to the Offer, the Continuus Board may be required to submit the Merger Agreement to Continuus' stockholders for approval at a stockholder's meeting convened for that purpose in accordance with the DGCL. If stockholder approval is required, the Merger Agreement must be approved by a majority of all votes entitled to be cast at such meeting.

     If the Minimum Condition is satisfied, the Purchaser will have sufficient voting power to approve the Merger Agreement at the Continuus stockholders' meeting without the affirmative vote of any other stockholder assuming no Shares are issued upon conversion or exercise of stock options, warrants or convertible securities that have an exercise or conversion price above the Offer Price. If the Purchaser acquires at least 90% of the then outstanding Shares pursuant to the Offer, the Merger may be consummated without a stockholder meeting and without the approval of Continuus' stockholders. The Merger Agreement provides that the Purchaser will be merged into Continuus, that the certificate of incorporation of Continuus will be the certificate of incorporation of the Surviving Corporation and that the bylaws of the Purchaser will be the bylaws of the Surviving Corporation.

     Under the DGCL and the Continuus' Certificate of Incorporation, the approval of the Continuus Board, and the affirmative vote of the holders of a majority of the outstanding Shares are required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger.
Section 203 of the DGCL prevents certain "business combinations" with an "interested stockholder" (generally, any person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) for a period of three years following the time such person became an interested stockholder unless, among other things, prior to the time the interested stockholder became such, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became such.

     The Continuus Board has approved the Offer, the Merger, the Merger Agreement and the Tender Agreement and the transactions contemplated thereby for the purposes of Section 203 of the DGCL. Unless the Merger is consummated pursuant to the "short-form" merger provisions under the DGCL described below (in which case no further corporate action by the stockholders of the Continuus will be required to complete the Merger), the only remaining required corporate action of the Continuus will be the approval of the Merger by the affirmative vote of the holders of a majority of the Shares. If the Minimum Condition is satisfied, the Purchaser will have the ability to approve and adopt the Merger Agreement by virtue of its ownership of a majority of the Shares without the affirmative vote of any other stockholder of Continuus assuming no Shares are issued upon conversion or exercise of stock options, warrants or convertible securities that have an exercise or conversion price above the Offer Price.

     Plans for the Continuus After the Offer. Once the Offer is consummated, if permitted by Nasdaq and the Exchange Act, it is the intention of Telelogic and the Purchaser to seek to cause Continuus to file applications to withdraw the Shares from listing on Nasdaq and to terminate the registration of the Shares under the Exchange Act. In the event that the Shares are no longer included in Nasdaq, it is possible that the Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend on the number of holders of Shares remaining at such time, the interests in maintaining a market in Shares on the part of securities firms, the possible termination of registration of shares under the Exchange Act, as described below, and other factors. To the extent the Shares are delisted from Nasdaq, the market for Shares could be adversely affected. Further, neither Telelogic nor the Purchaser can predict whether the reduction in the number of Shares as a result of the consummation of the Offer would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

     If, following consummation of the Offer, the Purchaser owns 90% or more of the outstanding Shares, the Purchaser intends, and the Purchaser intends to cause Continuus, to consummate the Merger as a "short form" merger pursuant to
Section 253 of the DGCL. Under such circumstances, neither the approval of any holder of Shares other than the Purchaser, or of the Continuus Board, would be required. Assuming outstanding options and warrants are, pursuant to the Merger Agreement, converted to cash rather than exercised and tendered, upon the tender of Shares owned by the Significant Stockholders, the Purchaser will need to acquire an additional 6,572,950 Shares pursuant to the Offer to reach the 90% ownership level necessary to effect such a "short-form" merger.

     Following consummation of the Offer and upon the satisfaction of the Minimum Condition, the Purchaser will have, and intends to exercise, the power as a majority stockholder of Continuus to take such steps as are necessary to assure that designees of Telelogic or the Purchaser constitute a majority or more of the directors on the Continuus Board, including the designation of new directors to the Continuus Board, and thus to indirectly seek to effect the Merger. Pursuant to the terms of the Merger Agreement, the Purchaser shall be entitled (and the Purchaser intends to exercise such entitlement), promptly upon the acceptance for payment of, and payment by the Purchaser, in accordance with the Offer, for Shares pursuant to the Offer, and from time to time thereafter as Shares are acquired by the Purchaser, to designate certain directors to the Continuus Board. After completion or termination of the Offer, the Purchaser reserves the right, but has no current intention, to acquire or sell Shares in open market or negotiated transactions. There can be no assurance that the Purchaser will acquire such additional Shares in such circumstances or over what period of time such additional Shares, if any, might be acquired. As a consequence, no assurance can be given as to when the Purchaser will cause the Merger to be consummated, and similarly no assurance can be given as to when the Merger Consideration will be paid to stockholders who do not tender their Shares in the Offer.

     Pursuant to the Merger, each then outstanding Share (other than Shares owned by any of Telelogic, the Purchaser or held in the treasury of Continuus and Shares owned by stockholders who perfect any available appraisal rights under the DGCL) shall be converted into the right to receive an amount in cash equal to the Merger Consideration, without interest thereon. Each share of common stock of the Purchaser issued and outstanding at the Effective Time shall be converted into one share of common stock of Surviving Corporation. All Shares that are owned directly or indirectly by Continuus, Telelogic or any subsidiary of Telelogic at the Effective Time shall be canceled, and no consideration shall be delivered in exchange therefor.

     The Purchaser is not offering to acquire outstanding Options in the Offer. Pursuant to the Merger Agreement, all Options (other than those held by executives party to the Change in Control Amendments) will be canceled in exchange for the payment of the excess, if any, of the Offer Price over the exercise price for such Options, less applicable income and employment taxes required to be withheld.

     Following the Merger, Continuus will be a wholly owned subsidiary of Telelogic. Except as set forth herein, neither Telelogic nor the Purchaser has discussed with Continuus' key management personnel, nor reached any agreement with respect to, the terms of such personnels' continued employment.

     Except as otherwise described in this Offer to Purchase, the Purchaser has no current plans or proposals which relate to or would result in: (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving Continuus; (b) a sale or transfer of a material amount of assets of Continuus; (c) any change in the Continuus Board or management of Continuus, including but not limited to, any plan or proposal to change the number or term of directors, to fill any existing vacancy on the Continuus Board or change any material term of the employment contract of any executive officer;
(d) any material change in the present dividend rate or policy or indebtedness or capitalization of Continuus; or (e) any other material change in the Continuus' corporate structure or business.

13.  Certain Effects of the Offer.

     Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than the Purchaser. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

     Stock Quotation. The Shares are listed on Nasdaq. According to the published guidelines of Nasdaq, the Shares might no longer be eligible for listing on Nasdaq if, among other things, either (i) the number of

Shares publicly held is less than 750,000, there are fewer than 400 holders of round lots, the aggregate market value of publicly held shares is less than $5,000,000, the net tangible assets of Continuus are less than $4,000,000 and there are fewer than two registered and active marketmakers for the Shares, or
(ii) the number of Shares publicly held is less than 1,100,000, there are fewer than 400 holders of round lots, the aggregate market value of publicly held Shares is less than $15,000,000, there are fewer than four registered and active marketmakers and either (x) Continuus' market capitalization is less than $50,000,000 or (y) the total assets and total revenue of Continuus for the most recently completed fiscal year or two of the three most recently completed fiscal years are less than $50,000,000. Shares held directly or indirectly by directors or officers of Continuus or beneficial owners of more than 10% of the Shares are not considered as being publicly held for purposes of determining compliance with these criteria.

     If the Shares cease to be listed on Nasdaq, the market for the Shares could be adversely affected. It is possible that the Shares would be traded on other securities exchanges (with trades published by such exchanges), the Nasdaq SmallCap Market, the OTC Bulletin Board or in a local or regional over-the-counter market. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares and the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

     Margin Regulations. The Shares are currently "margin securities" under the Regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of Continuus to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Continuus to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Continuus, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to
Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of Continuus and persons holding "restricted securities" of Continuus to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for trading on Nasdaq. Telelogic and the Purchaser currently intend to seek to cause Continuus to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

14.  Dividends and Distributions.

     As discussed in Section 11, the Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, without the prior written approval of the Purchaser, Continuus will not repatriate funds, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock.

15.  Certain Conditions of the Offer.

     Notwithstanding any other term of the Merger Agreement, the Purchaser is not required to accept for payment or pay for, subject to any applicable rules and regulations of the Commission, including

Rule 14e-1(c) of the Exchange Act, any Shares not previously accepted for payment or paid for and may terminate or amend the Offer as to those Shares unless the Minimum Condition is satisfied and (ii) any waiting period under the HSR Act and any non-United States laws regulating competition, investment, or exchange controls applicable to the purchase of Shares pursuant to the Offer has expired or terminated. Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser is not required to accept for payment or, subject to the preceding conditions, to pay for any Shares not previously accepted for payment or paid for, and may terminate or amend the Offer if at any time on or after the date of the Merger Agreement and prior to the expiration of the Offer, any of the following conditions shall exist or shall occur and remain in effect:

          (a) Any United States or state judicial, legislative, executive, administrative or regulatory body or authority or any court, arbitration, board or tribunal ("Governmental Entity") shall have enacted, issued, promulgated, enforced, instituted or entered any statute, rule, regulation, executive order, decree, injunction, action, application or claim or other order that is in effect or pending (a "Claim"), (i) challenging or prohibiting the acquisition by Telelogic or the Purchaser of the Shares pursuant to the Merger Agreement, including the Offer or the Merger, (ii) restraining or prohibiting the making or consummation of the Merger Agreement, including the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement, (iii) seeking to obtain from Telelogic or the Purchaser any damages that arise out of the transactions contemplated by the Merger Agreement and could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect if such damages were assessed against Continuus, (iv) restraining or prohibiting, or limiting in any material respect, the ownership or operation by Telelogic or the Purchaser of any material portion of the business or assets of Continuus and its subsidiaries taken as a whole, (v) seeking to compel Telelogic or the Purchaser to dispose of or forfeit material incidents of control of all or any material portion of the business or assets of Continuus or any of its subsidiaries, (vi) imposing limitations on the ability of Telelogic, the Purchaser or any other subsidiary of Telelogic effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Telelogic or the Purchaser on all matters properly presented to Continuus' stockholders, or (vii) seeking to require divestiture by Telelogic or the Purchaser of any Shares; or

          (b) There shall be any statute, rule, regulation, judgment, order or injunction enacted, promulgated, entered, enforced or deemed applicable to the Offer, the Merger or the Merger Agreement, or any other action shall have been taken by any government, Governmental Entity or court, domestic or foreign, other than the routine application to the Offer or the Merger of waiting periods under the HSR Act or any non-United States laws regulating competition, antitrust, investment or exchange controls, that has, or has a substantial likelihood of resulting in, any of the consequences referred to in paragraph (a) above; or

          (c) (i) The representations and warranties made by Continuus in Articles 1 and 6 of the Merger Agreement shall not be true and correct as of the date of consummation of the Offer as though made on and as of that date (other than representations and warranties made as of a specified date, in which case such representations and warranties shall be true and correct in all material respects on and as of such specified date) except for any breach or breaches that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or (ii) Continuus shall have breached or failed to comply in any material respect with any of its obligations, covenants or agreements under the Merger Agreement (other than those obligations, covenants or agreements under Section 5.2(e) (relating to the Stock Option Plans), with respect to which Continuus shall have performed in all respects) and, with respect to any such failure that can be remedied, the failure is not remedied within 10 business days after the Purchaser has furnished Continuus with written notice of such failure; or

          (d) There shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, any other national securities exchange or Nasdaq (other than a shortening of trading hours or any trading halt resulting from a specified increase or decrease in a market index that does not continue for more than one trading day), (ii) the declaration of a banking moratorium or any mandatory suspension of payments in respect of banks in the United States, (iii) the commencement of or escalation of a war, armed hostilities or other international or national calamity directly involving the United States and resulting in a declaration of a national emergency or war by the United States, (iv) any limitation (whether or not mandatory) by any United States governmental authority on the extension of credit by banks or other financial institutions, (v) a change in general financial bank or capital market conditions which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans, and, in the case of
     (iv) and (v), makes impracticable (in the reasonable judgment of Telelogic) Telelogic's ability to proceed with the Offer; or

          (e) The Continuus Board shall have withdrawn or modified in a manner adverse to Telelogic or the Purchaser (including by amendment of Continuus'
     Schedule 14D-9) its approval of the Merger Agreement and the transactions contemplated thereby, or its recommendation that the holders of the shares of common stock accept the Offer and tender all of their shares of common stock to the Purchaser and approve the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, or shall have approved or recommended any Acquisition Proposal or Superior Proposal; or

          (f) The Merger Agreement shall have been terminated in accordance with its terms; or

          (g) There shall have occurred any events or states of fact that have had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     The foregoing conditions (other than the Minimum Condition and the conditions relating to United States antitrust and competition laws) are for the sole benefit of Telelogic and the Purchaser and may be asserted by Telelogic or the Purchaser regardless of the circumstances giving rise to any such conditions and, except for the Minimum Condition and the conditions relating to United States antitrust and competition laws, may be waived by Telelogic or the Purchaser, in whole or in part, at any time and from time to time, in its sole discretion. The failure by Telelogic or the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and the waiver of such right with respect to any other facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

     If the Offer is terminated pursuant to the foregoing provisions, all tendered Shares not theretofore accepted for payment shall forthwith be returned by the Depositary to the tendering stockholders.

16.  Certain Legal Matters; Regulatory Approvals.

     General. The Purchaser is not aware of any pending legal proceeding relating to the Offer. Except as described in this Section 16, based on its examination of publicly available information filed by Continuus with the SEC and other publicly available information concerning Continuus, the Purchaser is not aware of any governmental license or regulatory permit that appears to be material to Continuus' business that might be adversely affected by the Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Telelogic or the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser currently contemplates that, except as described below under "State Takeover Statutes," such approval or other action will be sought. While the Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Continuus' business, or certain parts of Continuus' business might not have to be disposed of, any of which could cause the Purchaser to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 15.

     State Takeover Laws. Continuus is incorporated under the laws of the State of Delaware and operations are conducted throughout the United States. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or principal places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, a number of Federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

     Continuus is subject to the provisions of Section 203 of the DGCL with respect to restrictions upon business combinations involving Continuus and, therefore, is subject to such provisions. In general, Section 203 of the DGCL prevents an "interested stockholder" (e.g., a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the time such person became an interested stockholder unless, among other things, the corporation's board of directors approves such business combination or the transaction in which the interested stockholder becomes such prior to the time the interested stockholder becomes such. The Continuus Board has approved the Offer, the Merger, the Merger Agreement and the Tender Agreement for the purposes of Section 203 of the DGCL. Except as described above with respect to Section 203 of the DGCL, Telelogic and the Purchaser have not attempted to comply with any other state takeover laws in connection with the Offer and believe none of such laws to be applicable to the Offer. Should any person seek to apply any state takeover law, Telelogic and the Purchaser reserve the right to take such action as then appears desirable, which may include challenging the validity or applicability of any such statute allegedly applicable to the Offer in appropriate court proceedings. Nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Telelogic and the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment or pay for any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, the Purchaser may not be obligated to accept for payment or pay for any Shares tendered. See Section 15 of this Offer to Purchase.

     Antitrust. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated only following the expiration or early termination of the applicable waiting period under the HSR Act.

     Under the provisions of the HSR Act applicable to the purchase of Shares pursuant to the Offer, such purchase may not be made until the expiration of a 15-calendar day waiting period following the required filing of a Notification Report Form under the HSR Act by the Purchaser, which the Purchaser will submit on or about November 1, 2000. Accordingly, the waiting period under the HSR Act will expire at 11:59 P.M., New York City time, on or about November 16, 2000 unless early termination of the waiting period is granted by the Federal Trade Commission ("FTC") and the Department of Justice, Antitrust Division (the "Antitrust Division") or the Purchaser receives a request for additional information or documentary material prior thereto. If either the FTC or the Antitrust Division issues a request for additional information or documentary material from the Purchaser prior to the expiration of the 15-day waiting period, the waiting period will be extended and will expire at 11:59 P.M., New York City time, on the tenth calendar day after the date of substantial compliance by the Purchaser with such request unless terminated earlier by the FTC and the Antitrust Division. If such a request is issued, the purchase of and payment for Shares pursuant to the Offer will be deferred until the additional waiting period expires or is terminated. Only one extension of such waiting period pursuant to a request for additional information or documentary material is authorized by the rules promulgated under the HSR Act. Thereafter, the waiting period can be extended only by court order or by consent of the Purchaser. Although Continuus is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither Continuus' failure to make such filings nor a request to Continuus from the Antitrust Division or the FTC for additional information or documentary material will extend the waiting period.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Continuus pursuant to the Offer. At any time before or after the Purchaser's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of Continuus or its subsidiaries or Telelogic or its subsidiaries. Private parties and states Attorneys General may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or, if such a challenge is made, of the result thereof.

     If the Antitrust Division, the FTC, a state or a private party raises antitrust concerns in connection with a proposed transaction, Telelogic and the Purchaser may engage in negotiations with the relevant governmental agency or party concerning possible means of addressing these issues and may delay consummation of the Offer or the Merger while such discussions are ongoing. The Purchaser and Continuus have agreed to use their respective best efforts to resolve any antitrust issues.

17.  Dissenters' Rights.

     Holders of the Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, holders of Shares whose Shares were not accepted for payment and paid for by the Purchaser in the Offer will have certain rights pursuant to the provisions of Section 262 of the DGCL to dissent and demand appraisal of their Shares. Under Section 262 of the DGCL, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to, the price per share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per share to be paid in the Merger. See Schedule III of this Offer to Purchase for
Section 262 of the DGCL.

THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS UNDER THE DGCL DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS OF THE COMPANY DESIRING TO EXERCISE ANY AVAILABLE DISSENTERS' RIGHTS. THE FOREGOING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO
SECTION 262 OF THE DGCL ATTACHED HERETO AS SCHEDULE III. THE PRESERVATION AND EXERCISE OF DISSENTERS' RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL.

18.  Fees and Expenses.

     Lehman Brothers, Inc., financial advisor to Telelogic in connection with this Offer and the Merger, is acting as Dealer Manager for the Offer. No fee is payable to Lehman Brothers, Inc. for acting as Dealer Manager, as such, but Telelogic has agreed to pay to Lehman Brothers, Inc. for its financial advisory services, $500,000, plus, in certain circumstances, an additional $500,000 within nine months of the Effective Time. Telelogic has also agreed to reimburse Lehman Brothers, Inc. for all reasonable out of pocket expenses incurred by it, including the reasonable fees of legal counsel and to indemnify Lehman Brothers, Inc. against certain liabilities and expenses in connection with its engagement.

     The Purchaser and Telelogic have retained D.F. King and Co., Inc to be the Information Agent and Wells Fargo Shareowner Services to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

     The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

     Neither of Telelogic nor the Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary, to the Information Agent and, in the event that the laws one or more jurisdictions require the Offer to be made by a licensed broker or dealer, to a broker or dealer licensed in such jurisdiction) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

19.  Miscellaneous.

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF TELELOGIC OR PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     The Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, Continuus has filed with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Continuus Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC (but not the regional offices of the SEC) in the manner set forth under Section 7 above.

                                          Raindrop Acquisition Corporation

October 30, 2000

                                   SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                            TELELOGIC AND PURCHASER

DIRECTORS AND EXECUTIVE OFFICERS OF TELELOGIC.

     The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of Telelogic. Unless otherwise indicated, the current business address of each person is P.O. Box 4128, SE-203 12 Malmo, Sweden. Unless otherwise indicated, each such person is a citizen of Sweden and each occupation set forth opposite an individual's name refers to employment with Telelogic.

                                                 PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND AGE                                 MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------                             -----------------------------------------------------------
Anders Lidbeck, 38...................    President and Chief Executive Officer since October, 1998.
                                         Director since February, 1999. Mr. Lidbeck was previously
                                         employed as Sales Director of Telia Megacom from July,
                                         1996, to September, 1998, and as Sales and Marketing
                                         Director of ICL Industry Systems Europe from January, 1995, to June, 1996.
H degreesakan Tjarnemo, 40...........    Chief Financial Officer since February, 1998. Mr. Tjarnemo was previously employed as Financial Director of
                                         Beijer/Alma AB from March, 1994, to January, 1998.
Ingemar Ljungdahl, 47................    Chief Technology Officer since October, 1999. Chief
                                         Operation Officer from January, 1998, to October, 1999.
                                         President from July, 1991, to December, 1997.
H degreesakan Rippe, 32..............    Executive Vice President, Business Development, since
                                         November, 1999. General Manager Professional Services from
                                         January, 1999, to October, 1999. Mr. Rippe was previously
                                         employed as a management consultant by Guide Konsult AB
                                         (Stockholm, Sweden) from June, 1996, to December, 1998, and as a business analyst by Investment AB Bure (Gothenburg,
                                         Sweden) from August, 1994, to June, 1996.
Sverker Hannervall, 40...............    Executive Vice President, Global Sales, since September,
                                         2000. Executive Vice President, Marketing, from October,
                                         1999, to August, 2000. Mr. Hannervall was previously
                                         employed as Managing Director of Sigma Applications AB from
                                         September, 1998, to September, 1999; as Managing Director
                                         of CODA Nordic from May, 1997, to September, 1999; and as
                                         Assistant General Manager of Responsor AB from 1996, to
                                         1997.
Kjell Sp degreesangberg, 47..........    Director since March, 2000. Mr. Sp degreesangenberg is a
Itaraview Road                           partner in the international venture capital firm Emerging
Tiburon, California 94920                Technologies Ltd., a position he has held for the past five years.
Bo Wahlstrom, 51.....................    Director since March, 1998. Mr. Wahlstrom is currently
Mantor AB                                employed as President of Mantor AB (Goteborg, Sweden). He
Datavagen 10D,                           has served in that capacity for the past five years.
436 32 Askim, Sweden

                                                 PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND AGE                                 MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------                             -----------------------------------------------------------
Kjell Duveblad, 46...................    Director since October, 1998. Mr. Duveblad is currently
Oracle Svenska AB                        employed as Vice President Norden of Oracle Norden
Faregatan 7                              (Stockholm, Sweden). He has served in that capacity since
164 28 Kista, Sweden                     1993.
Lars Ahlman, 41......................    Director since March, 1998. Since 1995, Mr. Ahlman has
Respons Konsult AB                       owned and operated his own investment company, Respons AB
Nybrokajen 7,                            (Stockholm, Sweden).
111 48 Stockholm, Sweden
Lars Spongberg, 55...................    Director since March, 2000. Mr. Spongberg is currently a
Nordic Capital                           partner in the private equity group Nordic Capital. He was
Stureplan 4A,                            previously employed as the Chief Executive Officer of
114 35 Stockholm, Sweden                 Spectra-Phyfises AB (Stockholm, Sweden) from August, 1996, to July, 1999, and as Senior Vice President, Asia Region,
                                         of Autoliv AB (Stockholm, Sweden) from March, 1995, to
                                         July, 1996.
Mats Lonnqvist, 46...................    Director since March, 2000. Mr. Lonnqvist is currently a
Ratos AB                                 Senior Investment Manager at Ratos AB, where he has worked
Drottninggutan 2                         since May of this year. He was previously employed as
11 96 Stockholm, Sweden                  Executive Vice President and Chief Financial Officer of
                                         Esselte AB (Stockholm, Sweden) from August, 1997, until
                                         April, 2000; as Senior Vice President and Chief Financial
                                         Officer of Biacore International AB (Stockholm, Sweden)
                                         from June, 1996, to July, 1997; and as Managing Director of
                                         Resolvator AB (Stockholm, Sweden) from February, 1984, to
                                         May, 1996.
Stefan Wigren, 43                        Director since February, 1999. Mr. Wigren is a private
                                         investor and was employed as President of Front Capital
                                         System AM (Stockholm, Sweden) from February, 1989, to
                                         October, 1999.
Erik Froberg, 43.....................    Director since October, 1998. Mr. Froberg is currently the
Belle Systems A/S                        President and Chief Operating Officer of Belle Systems A/S,
400 Northpark Town Center                a position he has held since January, 2000. From March,
1000 Abernathy Road, Suite 1800          1999 to January, 2000, Mr. Froberg was a Special Advisor
Atlanta, Georgia 30328                   for General Atlantic Partners; between August, 1996 and
                                         March, 1999 he served in various capacities at LHS Group,
                                         including Advisor to the Chairman and Chief Executive
                                         Officer; and from February, 1985 to July, 1996 as Executive
                                         Vice President, Cape Gemini Sogeti Group.

DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER.

     The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of the Purchaser. Unless otherwise indicated, the current business address of each person is P.O. Box 4128, SE-203 12 Malmo, Sweden. Unless otherwise indicated, each such person is a citizen of Sweden and each occupation set forth opposite an individual's name refers to employment with the Purchaser.

                                                 PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
            NAME AND AGE                     MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
            ------------                 -----------------------------------------------------------
Anders Lidbeck, 38...................    President and Director since Purchaser's formation in
                                         October 2000. Mr. Lidbeck has also been President and Chief
                                         Executive Officer of Telelogic since October, 1998, and has been a Director of Telelogic since February, 1999. He was
                                         previously employed as Sales Director of Telia Megacom from
                                         July, 1996, to September, 1998, and as Sales and Marketing
                                         Director of ICL Industry Systems Europe from January, 1995, to June, 1996.
H degreesakan Rippe, 32..............    Chief Financial Officer, Secretary and Director since
                                         Purchaser's formation in October 2000. Mr. Rippe has also
                                         been Executive Vice President, Business Development, of
                                         Telelogic since November, 1999. He served as Telelogic's
                                         General Manager, Professional Services, from January, 1999, to October, 1999. He was previously employed as a
                                         management consultant by Guide Konsult AB (Stockholm,
                                         Sweden) from June, 1996, to December, 1998, and as a
                                         business analyst by Investment AB Bure (Gothenburg, Sweden)
                                         from August, 1994, to June, 1996.

                                  SCHEDULE II

                              SECTIONS 262 OF THE
                        DELAWARE GENERAL CORPORATION LAW

     Set forth below is Section 262 of the General Corporation Law of the State of Delaware regarding appraisal rights, which rights will only be available in connection with the Merger.

     SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

     (S)262 Appraisal Rights --

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S)228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the Stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S)251 (other than a merger effected pursuant to (S)251(g)), (S)252, (S)254, (S)257, (S)258, (S)263 or (S)264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the Stockholders of the surviving corporation as provided in subsection (f) of (S)251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to
     (S)(S)251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S)253 of this title is not owned by Telelogic or its subsidiaries immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section, provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.